Exhibit 10.9
SUBSERVICING AGREEMENT
between
SERVICEMAC, LLC,
as Subservicer
and
HOME POINT FINANCIAL CORPORATION,
as Owner/Servicer
February 7, 2022
Residential Mortgage Loans
Agency and Non-Agency Subservicing

EXHIBITS

EXHIBIT 1	FORM OF ACKNOWLEDGMENT AGREEMENT
EXHIBIT 2	FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3	FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 4	FORM OF LIMITED POWER OF ATTORNEY
EXHIBIT 5	BULK SERVICING TRANSFER INSTRUCTIONS
EXHIBIT 6	NEW LOAN FLOW SERVICING TRANSFER INSTRUCTIONS
EXHIBIT 7	STANDARD REPORTS
EXHIBIT 8	KEY PERFORMANCE INDICATORS
EXHIBIT 9	DELEGATED AUTHORITY MATRIX
EXHIBIT 10	CONTRACTS WITH GOVERNMENTAL AUTHORITIES
SCHEDULES

SCHEDULE	1	PRICING SCHEDULE
SCHEDULE	2	CERTAIN OWNER INFORMATION

SUBSERVICING AGREEMENT
THIS SUBSERVICING AGREEMENT (as amended, modified or otherwise supplemented from time to time, the “Agreement”), dated February 7, 2022 is by and between HOME POINT FINANCIAL CORPORATION (the “Owner/Servicer”) and SERVICEMAC, LLC, as subservicer (the “Subservicer”) (each, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Owner/Servicer owns or will from time to time originate or acquire Mortgage Loans (as defined below), or be engaged to service Mortgage Loans owned by other Investors, including certain Agencies; and
WHEREAS, the Owner/Servicer and the Subservicer desire to set forth the terms and conditions on which the Subservicer will subservice and provide management and disposition services for such Mortgage Loans, in each case commencing on the applicable Servicing Transfer Date.
NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner/Servicer and the Subservicer agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Definitions.
For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.
Accepted Servicing Practices: With respect to any Mortgage Loan, servicing practices and procedures (including collection procedures) that are in all respects legal, proper and customary in the mortgage servicing industry in accordance with (a) the accepted mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, (b) Applicable Law, (c) the terms of the related Mortgage Note and Mortgage, (d) this Agreement, including the Key Performance Indicators and Delegated Authority Matrix, and (e) the applicable Investor Guidelines and Agency Requirements, and in the absence of applicable guidelines and to the extent not conflicting with clauses (b), (c), or (d) in this definition, the Fannie Mae Guide.
Acknowledgment Agreement: For Bulk Servicing Transfers, a servicing acknowledgment agreement agreed to by the Parties in the form of Exhibit 1 that makes specific reference to this Agreement to be executed on or prior to each Servicing Transfer Date. For Flow Servicing Transfers, or as otherwise accepted by the Subservicer, in lieu of an Acknowledgment Agreement, the Owner/Servicer will provide an electronic loan boarding file which when submitted will serve as the Mortgage Loan Schedule and as notice of the intent of the Owner/Servicer to enlist the Subservicer to subservice said Mortgage Loans under this Agreement.
Adjustable-Rate Mortgage Loan: A Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

Adjustment Date: With respect to each Adjustable-Rate Mortgage Loan, the date on which the Mortgage Interest Rate on such Adjustable-Rate Mortgage Loan is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.
Advance: A Monthly Advance or a Servicing Advance.
Agencies: Fannie Mae, Freddie Mac, Ginnie Mae, HUD, FHA, VA, RHS and USDA, as the context may indicate, each an “Agency”.
Agency Guides: As applicable, the Fannie Mae Guide, the Freddie Mac Guide, the Ginnie Mae Guide, the FHA Regulations, RHS Regulations and/or VA Regulations.
Agency Loan: A Mortgage Loan that has been pooled into the mortgage-backed securities of an Agency or sold and conveyed to an Agency, or is guaranteed or insured by an Agency.
Agency Requirements: With respect to the Agency for which an Agency Loan has been pooled into the mortgage-backed securities of such Agency or sold and conveyed to such Agency, and/or the Agency which guarantees or insures the Agency Loan, as applicable, the rules, regulations, announcements, notices and instructions of such Agency and the respective Agency Guides.
Agreement: This Subservicing Agreement including all exhibits, schedules, amendments and supplements hereto, and any SOWs issued hereunder.
Ancillary Fees: With respect to any Mortgage Loan, all late charges, all returned item charges (e.g., insufficient funds charges), any modification or conversion fees (other than incentive payments payable to an Agency, Investor or a Mortgagor as provided in the U.S. Treasury’s Home Affordable Modification Program or other similar government or industry-sponsored mortgage loan modification programs), assumption fees and similar fees and charges (other than Prepayment Charges) collected from or assessed against Mortgagors to the extent payable under the Mortgage Loan documents, Applicable Law or applicable Agency Requirements. The Owner/Servicer shall be responsible for reviewing the Subservicer’s schedule of Ancillary Fees, and any subsequent updates thereto provided by the Subservicer, to confirm that such fees comply with all legal requirements that would be uniquely applicable to the Owner/Servicer, such as court orders or settlement agreements, or negotiated terms with an Agency.
Anti-Money Laundering Laws: As defined in Section 3.01(d).
Applicable Law: All applicable (i) federal, state, and local legal requirements (including statutes, rules, regulations, and ordinances), including but not limited to, usury, truth-in-lending, real estate settlement, consumer credit, equal credit opportunity, fair housing, disclosure, anti-predatory or abusive lending, or unfair and deceptive acts and practices laws, (ii) Agency Requirements, FHA Regulations, RHS Regulations and VA Regulations, as applicable, and the requirements and guidelines of each Governmental Authority having jurisdiction including, without limitation, the CFPB, and including contractual agreements of Owner/Servicer or Subservicer with Governmental Authorities (A) as set forth on Exhibit 10, or (B) relating to participation in the US Department of the Treasury Homeowner Assistance Fund program, if participation in such program in mandated by the applicable Governmental Authority, or an applicable Agency or Investor, or (C) as mutually agreed by the Parties, (iii) all Mortgage Loan-related contractual obligations of the Owner/Servicer, as servicer, including, without limitation, applicable Investor Guidelines, and (iv) judicial and administrative judgments, orders, stipulations, awards, writs, and injunctions, as such may be amended, modified or supplemented from time to time.
Assignment of Mortgage: An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the assignee.
Available Owner/Servicer Collections: As defined in Section 5.03(b).
Bulk Servicing Transfer: The transfer to or from the Subservicer of Mortgage Loans identified on the Mortgage Loan Schedule of fifty (50) or more seasoned Mortgage Loans at a given time for subservicing or servicing released/terminated pursuant to this Agreement.
Bulk Servicing Transfer Instructions: Subservicer’s transfer instructions substantially in the form set forth in Exhibit 5 for a Bulk Servicing Transfer, as may be updated by Subservicer from time to time. The Parties shall discuss in good faith customization to the Bulk Servicing Transfer Instructions for the Initial Loans, and any agreed customization shall be the Bulk Servicing Transfer Instructions for Bulk Servicing Transfers of the Initial Loans.
Business Day: Any day other than a Saturday, Sunday, a day on which the banking or savings and loan institutions used by the Owner/Servicer or the Subservicer are not processing transactions, or a day on which the Owner/Servicer or the Subservicer are closed in accordance with their respective internal holiday schedules, as provided by each Party to the other Party by the end of each calendar year for the following calendar year.
Central P&I Custodial Account: The Custodial Account maintained by the Subservicer that the Subservicer authorizes for direct withdrawal of funds to Ginnie Mae for Ginnie Mae Mortgage Loans, which shall be an Eligible Account and shall be maintained in accordance with Section 5.10.
CFPB: The Consumer Financial Protection Bureau, an independent federal agency operating as a part of the United States Federal Reserve System.
Code: The Internal Revenue Code of 1986, as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.
Collateral File: With respect to each Mortgage Loan, the Mortgage Note, the Mortgage, the Assignments of Mortgage and all other documents held by the related Custodian or required to be held by the related Custodian pursuant to Investor Guidelines, and any additional documents required to be added to the Collateral File pursuant to this Agreement or Investor Guidelines.
Collection Period: With respect to each Investor Remittance Date or Servicing Rights Remittance Date, the prior calendar month or other monthly period determined in accordance with applicable Investor Guidelines.
Cost of Carry Fee: The fee payable to the Subservicer in the event it funds any Monthly Advances, Servicing Advances or Compensating Interest from its own funds in accordance with this Agreement, calculated as Subservicer’s out-of-pocket cost to advance such amounts (including, but not limited to the associated finance cost), plus four percent (4%) of such costs.

Compensating Interest: For any Investor Remittance Date, with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Collection Period, the amount, if any, of interest required to be remitted by the Owner/Servicer to the applicable Investor under applicable Investor Guidelines or Agency Requirements.
Condemnation Proceeds: All awards, compensation and settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain.
Confidential Information: With respect to the Owner/Servicer or the Subservicer, any nonpublic information disclosed by either Party to the other, whether prior to or after signing this Agreement, directly or indirectly, in writing orally, or by inspection of tangible objects, including information regarding the financial condition, businesses, operations and prospects of the Owner/Servicer or the Subservicer, as applicable. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that: (i) becomes generally available to and known by the public other than as a result of disclosure by a Person in violation of this Agreement; (ii) was available to a Person on a non-confidential basis prior to its disclosure in connection with this Agreement; or (iii) becomes available to a Person from a source other than the disclosing Party under this definition, provided that the receiving Person has no knowledge that such source is contractually or legally prohibited from disclosing such information.
Consumer Information: Any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Subservicer, the Owner/Servicer or the originator of the related Mortgage Loan, in each case to the extent such information constitutes “nonpublic personal information” of the “customers” and “consumers” as those terms are defined in the GLBA or other similar terms under Applicable Law.
Cooperative Corporation: The entity that holds fee title to the real property and improvements constituting the Cooperative Property and which governs the Cooperative Property, which Cooperative Corporation must qualify as a Cooperative Housing Corporation under Section 216 of the Code.
Cooperative Loan: Any Mortgage Loan secured by Cooperative Shares and a Proprietary Lease.
Cooperative Property: The real property and improvements owned by the Cooperative Corporation, that includes the allocation of individual dwelling units to the holders of the Cooperative Shares of the Cooperative Corporation.
Cooperative Shares: Shares issued by a Cooperative Corporation.
Cooperative Unit: A single-family dwelling located in a Cooperative Property.
Custodial Account: One or more accounts created and maintained pursuant to and in accordance with Section 5.05 and Section 5.10, each of which shall be an Eligible Account.
Custodial Account Certification: As defined in Section 5.05(a).
Custodial Agreement: With respect to any Mortgage Loan, the agreement governing the retention by a Custodian of the documents contained in the related Collateral File.

Custodian: With respect to any Custodial Agreement, the custodian under such Custodial Agreement or its successor in interest or assigns, or any successor to the Custodian under such Custodial Agreement, as therein provided.
Deboarding Fees: With respect to each Mortgage Loan, the applicable deboarding fees set forth in the Pricing Schedule payable to the Subservicer in accordance with this Agreement.
Delegated Authority Matrix: The delegated authority matrix attached as Exhibit 9 hereto, as may be updated or amended by the written agreement of the Parties, and in addition, the restrictions on the Subservicer’s authority, if any, appearing in the Pricing Schedule are deemed to be a part of the Delegated Authority Matrix.
Determination Date: With respect to each Investor Remittance Date, the end of the immediately preceding calendar month, or similar date set forth in the applicable Investor Guidelines.
Due Date: With respect to each Mortgage Loan, the day of the calendar month on which each Monthly Payment is due on such Mortgage Loan, exclusive of any days of grace.
EBO Loan: A Mortgage Loan repurchased by the Owner/Servicer (or by the Subservicer on behalf of and at the direction of the Owner/Servicer) out of a pool of loans backing a Ginnie Mae mortgage-backed security, whether by reason of delinquency, loan modification, foreclosure sale, repurchase or other circumstance.
Electronic Mortgage: A Mortgage Loan for which the promissory note and possibly other documents (such as the security instrument and mortgage loan application) are created and stored electronically rather than by using traditional paper documentation that has a pen and ink signature.
Eligible Account: Any account held with a federal or state-chartered depository institution or trust company that meets the custodial account requirements of applicable Investor Guidelines. Eligible Accounts may bear interest to the extent permitted under applicable Investor Guidelines.
Escalated Complaints: As defined in Section 5.35(b).
Escrow Account: One or more accounts created and maintained pursuant to and in accordance with Section 5.07 and Section 5.10, each of which shall be an Eligible Account.
Escrow Account Certification: As defined in Section 5.07(a).
Escrow Payments: The amounts constituting ground rents, taxes, assessments, water charges, sewer charges, PMI Policy premiums, fire and hazard insurance premiums, flood insurance premiums, homeowner’s association fees, and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the terms of any Mortgage Note or Mortgage and applicable Investor Guidelines.
eVault: A secure electronic document storage solution that meets the requirements of Agency Requirements and Applicable Law.
Event of Default: Any one of the events enumerated in Section 8.01.

Fannie Mae: The Federal National Mortgage Association (conducting business as Fannie Mae) or any successor thereto.
Fannie Mae Guide: As applicable, the Fannie Mae Single-Family Seller/Servicer Guide, as amended, supplemented or otherwise modified from time to time.
FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.
FHA: The Federal Housing Administration.
FHA Regulations: The regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA insured mortgage loans, including the related handbooks, circulars, notices and mortgagee letters.
Fixed-Rate Mortgage Loan: A Mortgage Loan with respect to which the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.
Flood Certification Contract: A fully transferrable life of loan flood certification contract.
Flow Servicing Transfer: Any transfer of Mortgage Loans to Subservicer for subservicing that is not a Bulk Servicing Transfer (see New Loan Flow Servicing Transfer Instructions).
Freddie Mac: The Federal Home Loan Mortgage Corporation (conducting business as Freddie Mac) or any successor thereto.
Freddie Mac Guide: As applicable, the Freddie Mac Single-Family Seller/Servicer Guide, as amended, supplemented or otherwise modified from time to time.
Funding Reserve Account:  The separate account or accounts created and maintained pursuant to and in accordance with Section 5.27 and Section 5.10.
Ginnie Mae: The Government National Mortgage Association, or any successor thereto.
Ginnie Mae Guide: The Ginnie Mae Mortgage Backed Securities (MBS) Guide, as amended, supplemented or otherwise modified from time to time.
GLBA: The Gramm-Leach-Bliley Act of 1999 as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.
Governmental Authority: Any U.S. federal, state, or local government, or political subdivision thereof, or other entity exercising valid executive, legislative, judicial, regulatory, or administrative functions.
High-Cost Loan: Any Mortgage Loan, as specifically identified on the Mortgage Loan Schedule, classified as (a) a “high cost” loan under HOEPA, or (b) a “high cost,” “threshold,” “covered”, “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).
HOEPA: The Home Ownership and Equity Protection Act of 1994, as amended.

HUD: The United States Department of Housing and Urban Development or any successor thereto.
Initial Loan: A Mortgage Loan that was serviced on Owner/Servicer’s systems immediately prior to the applicable Servicing Transfer Date, and is subject to Bulk Servicing Transfer in the 2022 calendar year.
Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property, including proceeds of any PMI Policy, if applicable, or any insurance proceeds or guaranty payments from the applicable Agency.
Interim Serviced Loan: As defined in Section 5.31(a).
Interim Servicing Period: As defined in Section 5.31(a).
Investor: The owner of a Mortgage Note or the person acting on behalf of the owner of the Mortgage Loan, which, in the case of an Agency as the Investor, shall be identified in accordance with the respective Agency Requirements relating to the ownership of such Mortgage Loan, including as applicable the pool or other designation for the related mortgage-backed security, and which shall include any of the following: (i) the respective Agency, (ii) the Owner/Servicer or any of its affiliates, and (iii) any other person as mutually agreed upon by the Parties.
Investor Guidelines: The Fannie Mae Guide, the Freddie Mac Guide, the Ginnie Mae Guide, FHA Regulations, RHS Regulations and VA Regulations, or servicing guidelines issued by the FHA, the VA or the RHS/USDA (in each case, including but not limited to the applicable Investor and Agency manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions) and other applicable Agency Requirements, and for Mortgage Loans with an Investor other than an Agency, the terms of any agreements with the Investor or otherwise governing the servicing of such Mortgage Loans, and other requirements imposed by the applicable Investor (provided that if the Subservicer has not previously agreed to the service Mortgage Loans subject to such agreements or other requirements, the Subservicer is provided with a reasonable opportunity to review such agreements or other requirements, and has agreed to service the Mortgage Loans subject thereto) (or in the absence of such requirements, the Fannie Mae Guide), in each case to the extent applicable to any Mortgage Loan or REO Property.
Investor Remittance Date: With respect to Non-Agency Loans, the fifth (5th) Business Day of each month, commencing in the month next following the month in which the related Servicing Transfer Date occurs. With respect to Agency Loans, the date or dates set forth in the respective Investor Guidelines.
Key Performance Indicators: The key performance indicators and service level agreements attached as Exhibit 8 hereto, as may be updated or amended by the written agreement of the Parties without amendment to this Agreement.
Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan or REO Property through trustee’s sale, foreclosure sale, REO Disposition or otherwise.
Litigation: As defined in Section 5.33(a).

Loss Mitigation: With respect to a Mortgage Loan, those activities, other than foreclosure, taken to resolve delinquency, avoid foreclosure, and/or mitigate losses to the applicable Investor when collection efforts have not resulted in a Mortgagor curing a delinquency or if required by Accepted Servicing Practices or Agency Requirements, including any proposed, trial or permanent loan modification, repayment plan, forbearance plan, short sale, deed-in-lieu agreement and/or any other foreclosure alternative efforts, including any such activities pursuant to any federal, state or local programs related to loan modification/loss mitigation and/or foreclosure alternatives, in each case whether completed, under discussion or review, offered or accepted.
Loss Mitigation Incentive: As defined in Section 5.22(a).
Losses: Any and all losses, costs, claims, compensatory fees, actions, damages, penalties, fines, forfeitures, liabilities, attorneys’ and other legal fees and related expenses, including as reimbursed or required to be reimbursed by Owner/Servicer to Subservicer, but excluding consequential, punitive, indirect or special losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses (subject to Section 10.12).
LPMI: Lender-paid mortgage insurance.
LPMI Fee: With respect to any LPMI Loan, an amount equal to the premium due on the LPMI Policy with respect to such LPMI Loan, which premium is paid from payments of interest made by the related Mortgagor.
LPMI Fee Rate: With respect to any LPMI Loan, the per annum rate of interest included as a part of the Mortgage Interest Rate on such LPMI Loan to cause an increase in the amount of the Monthly Payment by an amount sufficient to cover the LPMI Fee, as set forth on the related Mortgage Loan Schedule.
LPMI Loan: Any Mortgage Loan with respect to which the Subservicer, on behalf of the Owner/Servicer, is responsible for paying the related LPMI Fee with the proceeds generated by the application of the LPMI Fee Rate for such Mortgage Loan, as identified on the related Mortgage Loan Schedule.
LPMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer pursuant to which the related LPMI Fee is to be paid by the Subservicer, on behalf of the Owner/Servicer, from payments of interest made by the related Mortgagor.
Material Adverse Effect: With respect to either Party, any of the following: (a) a material impairment of the ability of such Party to perform under this Agreement or to avoid any Event of Default (that cannot be timely cured, to the extent a cure period is applicable); or (b) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against such Party.
MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
MERS Loan: Any Mortgage Loan registered on the MERS® System.
MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Monthly Advance: To the extent required under applicable Investor Guidelines, principal and interest amounts advanced or to be advanced to an Investor related to a Mortgage Loan, including those Mortgage Loans in any pool created through mortgage backed pass-through certificates or securities, and any amounts advanced due to negative amortization, Compensating Interest and amounts otherwise required to be advanced to implement a modification, short sale or other Loss Mitigation alternative in accordance with Accepted Servicing Practices.
Monthly Payment: With respect to any Mortgage Loan, the scheduled payment of principal and/or interest payable by a Mortgagor under the related Mortgage Note on each Due Date.
Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or junior lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or junior lien upon a leasehold estate of the Mortgagor. With respect to a Cooperative Loan, the related Security Agreement.
Mortgage File: With respect to each Mortgage Loan, the Collateral File and the Servicing File, referred to collectively.
Mortgage Interest Rate: With respect to each Fixed-Rate Mortgage Loan and as of any date of determination, the fixed annual rate of interest provided for in the related Mortgage Note and set forth in the related Mortgage Loan Schedule and, with respect to each Adjustable-Rate Mortgage Loan and as of any date of determination, the annual rate that interest accrues on such Adjustable-Rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note. With respect to each LPMI Loan, the Mortgage Interest Rate for such LPMI Loan shall include the LPMI Fee Rate.
Mortgage Loan: Each first or junior lien, residential mortgage loan (including any Cooperative Loan) subject to this Agreement and identified on the related Mortgage Loan Schedule. For purposes of this Agreement, references to Mortgage Loans shall include REO Properties unless the context indicates otherwise.
Mortgage Loan Schedule: The schedule of Mortgage Loans attached to each Acknowledgment Agreement setting forth the data fields mutually agreed upon by the Parties for Bulk Servicing Transfers or in lieu of an Acknowledgment Agreement on Flow Servicing Transfers, the Owner/Servicer will provide an electronic loan boarding file setting forth the data fields mutually agreed upon by the Parties which when submitted will serve as the Mortgage Loan Schedule and serve as the notice of the Owner/Servicer’s intent to engage the Subservicer to subservice said Mortgage Loans under this Agreement.
Mortgage Note: The original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.
Mortgaged Property: With respect to a Mortgage Loan that is not a Cooperative Loan, the Mortgagor’s real property (or leasehold estate, if applicable) securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, a leasehold estate, in a single parcel or multiple contiguous parcels of real property improved by a residential single family mortgaged property. With respect to a Cooperative Loan, the related Cooperative Shares and Proprietary Lease securing the indebtedness of the Mortgagor under the related Mortgage Note, or the related Cooperative Unit, as applicable.
Mortgagor: The obligor on a Mortgage Note.
MSP: As defined in Section 2.06(d).
New Loan Flow Servicing Transfer Instructions: The Subservicer’s transfer instructions substantially in the form set forth in Exhibit 6 for a Flow Servicing Transfer, as may be updated by Subservicer from time to time upon thirty (30) days prior written notice to Owner/Servicer.
Non-Agency Loan: Any Mortgage Loan that is not an Agency Loan including, without limitation, any unsold or repurchased loan without FHA, VA or RHS insurance or guarantee.
Non-MERS Mortgage Loan: Any Mortgage Loan other than a MERS Loan.
Nonrecoverable Advance: Any Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the reasonable business judgment of the Subservicer, will not, or, in the case of a proposed Advance, would not, be ultimately recoverable.
OCC: As defined in Section 2.06(c).
OCC Requirements: As defined in Section 2.06(c).
OFAC: As defined in Section 5.40.
Owner/Servicer: The Person identified as the “Owner/Servicer” in the preamble to this Agreement or its successor in interest or any successor or assign to the Owner/Servicer under this Agreement as herein provided.
Owner/Servicer Retained Ancillary Fees: All Ancillary Fees other than the Subservicer Retained Ancillary Fees.
Pass-Through Expense: All customary and reasonable actual out-of-pocket costs and expenses incurred by the Subservicer, which pursuant to customary industry standards are due and payable to a Person other than the Subservicer, which are not reimbursable to the Subservicer from the Mortgagor or the applicable Agency Requirements prohibit the netting of proceeds from the related Mortgage Loan or Mortgaged Property, and which are in the nature of an expenditure that relates to establishing, maintaining or curing the right, title or interests of the mortgagee or lender of the Mortgage Loan. Such Pass-Through Expenses shall include, but are not limited to, each of the following items:
(a)    The actual out-of-pocket costs cost of researching, recovering and/or locating any Mortgage File documents which the Subservicer reasonably deems necessary for the servicing of the related Mortgage Loan;
(b)    Payments for actual out-of-pocket costs, fees and expenses incurred in perfecting, filing or recording documents evidencing the assignment, lien release, foreclosure, sale or mortgaging of any Mortgaged Property;
(c)    Actual out-of-pocket expenses incurred to resolve or cure a dispute or issue involving any failure of the Mortgage Loan to comply with any Applicable Law or customary industry standards that is attributable to the Owner/Servicer, originator or any Person (other than the Subservicer);
(d)    Actual out-of-pocket expenses incurred in connection with origination or Prior Servicer actions or omissions, including but not limited to missing documentation required to service the Mortgage Loans or REO Properties;
(e)    Actual out-of-pocket expenses or costs incurred in connection with any proceeding, investigation, audit, request or other inquiry by any Governmental Authority involving the compliance of any Mortgage Loan with Applicable Law relating to the origination of such Mortgage Loans or servicing of such Mortgage Loans prior to or after (except when such expenses or costs are subject to the Subservicer’s indemnification under Section 7.01) the Servicing Transfer Date;
(f)    Actual out-of-pocket expenses or costs incurred in connection with the foreclosure of a Mortgage Loan such as those incurred in connection with the reasonable expenses of an employee of the Subservicer attending a hearing;
(g)    Actual out-of-pocket expenses incurred as a result of any Prior Servicer’s failure to fund or offset the funding of the following: non-funded positive escrow, unapplied balances, non-documented corporate advances, monthly payments not forwarded to the Subservicer, and positive LPMI Policy proceeds collected or advanced balances;
(h)    Tax penalties and all interest thereon incurred as a result of a Prior Servicer or originator not disbursing property taxes in a timely manner as defined in the applicable Servicing Transfer Instructions;
(i)    Regulatory fines and or penalties associated with the Owner/Servicer’s or Owner/Servicer designee’s or the Custodian’s failure to provide required documents in order to complete the timely satisfaction or release of the Mortgage;
(j)    Actual out-of-pocket Custodian expenses that are paid by the Subservicer;
(k)    Fees, costs, and expenses paid to MERS in connection with reconciliation, set up, transfer, and release of MERS Loans, provided the Subservicer affords Owner/Servicer a reasonable opportunity for oversight of such reconciliations, set-up and transfers;
(l)    Amounts charged by homeowner association service vendors;
(m)    eVault and eRegistry costs and expenses;
(n)    Actual out-of-pocket expenses or costs incurred in connection with Loss Mitigation efforts;
(o)    Actual out-of-pocket expenses or costs incurred in connection with the registration of vacant or abandoned properties as may be required by local state, county, borough, city or any other related municipality requiring the same; and
(p)    To the extent required by Applicable Law, and not otherwise covered by accrued interest on amounts on deposit in the Escrow Accounts, interest with respect to Escrow Accounts required to be paid to Mortgagors.

Person: An individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
PMI Policy: A policy of primary mortgage guaranty insurance, including any LPMI Policy, issued by a Qualified Insurer the terms of which conform to applicable Investor Guidelines.
Prepayment Charge: With respect to any Mortgage Loan, the premiums, fees, or charges, if any, due in connection with a full or partial Principal Prepayment of such Mortgage Loan pursuant to the terms of the related Mortgage Note.
Pricing Schedule:  The pricing schedule set forth on Schedule 1, which schedule may be updated from time to time by written agreement of the Parties.
Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
Prior Servicer: Any Person that serviced or subserviced a Mortgage Loan prior to the Subservicer.
Privacy Laws: As defined in Section 6.01(b).
Proprietary Lease: With respect to any Cooperative Unit, a lease or occupancy agreement between a Cooperative Corporation and a holder of related Cooperative Shares.
Qualified Insurer: An insurance company duly qualified as such under the laws of the state in which the Mortgaged Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided, and, with respect to Agency Loans, an insurance company acceptable to the applicable Agency under its Investor Guidelines.
REO Disposition: The final sale by the Subservicer of any REO Property as set forth in Section 5.14.
REO Property: A Mortgaged Property acquired by the Subservicer on behalf of the Owner/Servicer as described in Section 5.14.
Reporting Date: With respect to Non-Agency Loans owned by the Owner/Servicer, the fifth (5th) Business Day of each month. With respect to Agency Loans and Non-Agency Loans not owned by the Owner/Servicer, the date or dates set forth in the respective Investor Guidelines.
Repurchase Request: A request to repurchase a Mortgage Loan.
Reserve Amount: As defined in Section 5.27(a).
RHS: The Rural Housing Service, an agency of the United States Department of Agriculture or any successor thereto, and including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.

RHS Regulations: The regulations promulgated by the USDA and the RHS and other USDA and RHS issuances relating to mortgage loans guaranteed by the RHS.
Security Agreement: With respect to any Cooperative Loan, the agreement between the owner of the related Cooperative Shares and the originator of the related Mortgage Note that defines the terms of the security interest in such Cooperative Shares and the related Proprietary Lease.
Servicing Advances: All customary, reasonable, necessary and fully-documented “out-of-pocket” costs and expenses (other than Pass-Through Expenses) incurred by the Subservicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) preservation, restoration and repair of a Mortgaged Property, (ii) any enforcement or judicial proceedings with respect to a Mortgage Loan, including foreclosure actions, and any expenses incurred in connection with any such proceeding that result from the Mortgage Loan being registered on the MERS System and Loss Mitigation costs, (iii) the management and liquidation of REO Property, (iv) any PMI Policy premiums (including LPMI Fees), (v) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property, and fire and hazard insurance coverage, as required pursuant to Section 5.09, and (vi) any costs and expenses relating to Tax Service Contracts and Flood Certification Contracts. For the avoidance of doubt, Servicing Advances shall include any amounts advanced in accordance with Agency Requirements that are in excess of any established reimbursement thresholds under such Agency Requirements.
Servicing File: With respect to each Mortgage Loan, all documents, whether in computer record, imaged or any other similar format, evidencing and pertaining to a particular Mortgage Loan and relating to the origination, servicing, collection, payment and foreclosure of such Mortgage Loan, necessary to service the Mortgage Loans in accordance with Accepted Servicing Practices, CFPB requirements, and applicable Investor Guidelines, including without limitation the following documents with respect to each Mortgage Loan: (a) a schedule of all transactions credited or debited to the Mortgage Loan, including the Escrow Accounts and any suspense account; (b) copies of the Mortgage Loan documents including, without limitation, copies of the recorded Mortgage, and all recorded assignments and modifications thereof and thereto; (c) any notes created by the Subservicer (or any Prior Servicer) personnel reflecting communications with the Mortgagor about the Mortgage Loan; (d) any reports specific to the Mortgage Loan created by the Subservicer (or any Prior Servicer) in connection with the servicing of the Mortgage Loan; (e) copies of information or documents provided by Mortgagor to the Subservicer in connection with any error resolution or Loss Mitigation; (f) any Vendor correspondence; (g) any call logs and recordings; (h) any email correspondence relating to the Mortgage Loan; and (i) any documents or records required to be maintained by mortgage loan servicers under the applicable Investor Guidelines, and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Subservicer’s possession or control; provided that, with respect to the time period in which the Subservicer was not the subservicer of such Mortgage Loans, the Subservicer shall not be responsible or liable for any documents described in clauses (a) through (i) to the extent not provided to the Subservicer by the Owner/Servicer or the Prior Servicer.
Servicing Rights: With respect to any Mortgage Loan, the rights and responsibilities with respect to servicing such Mortgage Loan, including any and all of the following if and to the extent provided therein: (a) all rights to service such Mortgage Loan; (b) all rights to receive fees for servicing such Mortgage Loan and Ancillary Fees; (c) the right to collect, hold and disburse Escrow Payments or other payments with respect to such Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted under applicable Investor Guidelines; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all documents, files, records, Servicing Files, data tapes, computer records or other information pertaining to the Mortgage Loan or pertaining to the past, present or prospective subservicing of the Mortgage Loan; (f) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and (g) all rights, powers and privileges incident to any of the foregoing.
Servicing Rights Remittance Date: With respect to Agency Loans and Non-Agency Loans not owned by the Owner/Servicer, the fifth (5th) Business Day of each month or such other date mutually agreed by the Parties, which date relates to the immediately preceding Collection Period.
Servicing Transfer Date: The date on which the servicing of a Mortgage Loan is transferred to the Subservicer, which date shall be specified in the related Acknowledgment Agreement in writing between the Parties specific to a Bulk Servicing Transfer or the date of the electronic boarding file submission to the Subservicer for Flow Servicing Transfers.
Servicing Transfer Instructions: The Bulk Servicing Transfer Instructions and New Loan Flow Servicing Transfer Instructions, as applicable.
SOW: As defined in Section 2.07.
Standard Reports: The regular reports and data fields set forth in Exhibit 7.
Subservicer: The Person identified as the “Subservicer” in the preamble to this Agreement or its successor in interest or any successor or assign to the Subservicer under this Agreement as herein permitted.
Subservicer Retained Ancillary Fees: That portion of Ancillary Fees to be retained by Subservicer in accordance with the Pricing Schedule.
Subservicing Fee: With respect to each Mortgage Loan, all servicing compensation and other amounts payable to the Subservicer pursuant to this Agreement as set out on the Pricing Schedule.
Tax Service Contract: A fully transferrable life of loan tax service contract with Corelogic.
Transfer Costs: With respect to each Mortgage Loan, any and all costs incurred by Subservicer to affect the transfer of servicing of a Mortgage Loan to Owner/Servicer or any other Person. Subservicer shall document all such costs in accordance with Accepted Servicing Practices and all such costs shall be payable to the Subservicer in accordance with this Agreement.
USDA: The U.S. Department of Agriculture, an agency of the United States of America, or any successor thereto.
VA: The United States Department of Veterans Affairs or any successor thereto.
VA Regulations: The regulations promulgated by the VA pursuant to the Serviceman’s Readjustment Act, as amended, codified in Title 38 of the Code of Federal Regulations, and other VA issuances relating to mortgage loans guaranteed by the VA.

Vendor: Any third-party subcontractor, vendor, agent or other service provider utilized by the Subservicer in connection with the servicing of the Mortgage Loans that performs a part of the servicing and administration function.
ARTICLE II

THE SUBSERVICER’S APPOINTMENT AND ACCEPTANCE; SERVICING TRANSFERS
Section 2.01.    Contract for Subservicing.
(a)    Effective as of each Servicing Transfer Date, the Subservicer, as independent contract servicer, shall subservice and administer the related Mortgage Loans on behalf of the applicable Investor and the Owner/Servicer as owner and master servicer of the related Servicing Rights and in the interests of and for the benefit of the applicable Investor and the Owner/Servicer as owner of the related Servicing Rights in accordance with this Agreement, Accepted Servicing Practices and Agency Requirements (if applicable) and shall have full power and authority, acting alone or through Vendors in accordance with Section 5.01 and Section 10.01, to do or cause to be done any and all things in connection with such subservicing and administration which the Subservicer may deem necessary or desirable and consistent with the terms of this Agreement, Accepted Servicing Practices and Agency Requirements (if applicable).
(b)    For the avoidance of doubt, the Owner/Servicer shall remain owner of the Servicing Rights notwithstanding the Subservicer’s servicing and administration of the Mortgage Loans under this Agreement.
(c)    The Owner/Servicer shall notify the Subservicer in writing not less than ninety (90) days (or such other timeframe mutually agreed by the Parties) prior to any proposed Servicing Transfer Date for a Bulk Servicing Transfer that it desires to have the Subservicer subservice the related Mortgage Loans pursuant to the terms of this Agreement and shall forward to the Subservicer an Acknowledgment Agreement and the related Mortgage Loan Schedule by computer readable electronic transmission or, with respect to Flow Servicing Transfers, Owner/Servicer will provide an electronic loan boarding file which, when submitted will serve as the Mortgage Loan Schedule and as notice that it is the intent of the Owner/Servicer to engage the Subservicer to subservice said Mortgage Loans under this Agreement. Each Mortgage Loan shall become subject to this Agreement as of the related Servicing Transfer Date.
Section 2.02.    Servicing Transfer; Boarding.
The effectiveness of the Owner/Servicer’s appointment of the Subservicer as subservicer, and the Subservicer’s acceptance thereof, with respect to the Mortgage Loans is subject to the satisfaction of the following as and to the extent necessary for the commencement of subservicing; provided that Owner/Servicer shall remain responsible for all of the following regardless of whether necessary for the commencement of servicing in any event. In the event that either Party has actual knowledge that any of the conditions set forth below have not been satisfied as of the intended Servicing Transfer Date (or thereafter), such Party shall promptly notify the other Party and the Parties shall work together in good faith, and with any applicable Prior Servicer or originator, as applicable, to resolve any deficiencies.
(a)    Unless otherwise set forth in the applicable Servicing Transfer Instructions, on or prior to the related Servicing Transfer Date, the Owner/Servicer shall have delivered to the Subservicer the Servicing File for each related Mortgage Loan in accordance with Section 2.04 below;

(b)    the Owner/Servicer shall, or shall cause the originator or Prior Servicer to, reconcile and balance any custodial accounts related to the Mortgage Loans;
(c)    with respect to each MERS Loan, the Owner/Servicer shall, or shall cause the originator or Prior Servicer to, cause the MERS® System to indicate that the related Mortgage Loan is being subserviced by the Subservicer pursuant to this Agreement by entering in the MERS® System the information required by the MERS® System to identify the Subservicer as the subservicer of the MERS Loan;
(d)    the Owner/Servicer shall have completed and delivered to the Subservicer the information form attached hereto as Schedule 2, which will become a part hereof;
(e)    with respect to a Bulk Servicing Transfer, the Parties shall have executed and delivered an Acknowledgment Agreement with the related Mortgage Loan Schedule attached thereto in accordance with Section 2.01(c), as applicable, provided, however that if the Parties have not executed an Acknowledgment Agreement the boarding of the applicable Mortgage Loans on the Subservicer system of record shall constitute the Subservicer’s agreement to service such Mortgage Loans pursuant to this Agreement;
(f)    The Owner/Servicer shall take such additional actions, or cause the Prior Servicer to take such actions, as are stated in the applicable Servicing Transfer Instructions or as otherwise agreed between the Owner/Servicer and the Subservicer; and
(g)    Before any Mortgage Loan of the following types is transferred to the Subservicer for subservicing hereunder, the Owner/Servicer shall notify the Subservicer that the Owner/Servicer wishes to transfer such product: (i) High-Cost Loans; (ii) business purpose loans, other than to the extent they would be eligible for sale to or pooling with an Agency; (iii) loans pursuant to lease to buy housing programs; (iv) loans secured by an investment property or multi-family home, other than to the extent they would be eligible for sale to or pooling with an Agency; (v) any Mortgage Loans made to a foreign national; or (vi) or other loan type or product that requires the Subservicer to perform servicing obligations that are materially different than it performs for Agency loans or other Mortgage Loans already subject to this Agreement. If Owner/Servicer proposed to add any such types of loans, the Subservicer shall respond promptly to confirm whether it is willing and able to service such product, and if necessary, the Parties shall negotiate in good faith any special terms related to the subservicing of such loan types, provided that any business purpose loans will be serviced in accordance with Agency Requirements for consumer loans, unless otherwise agreed by the Parties. Once a type of loans is agreed to, the Parties do not need to agree to additional loans of the same type. The notification to be provided by the Owner/Servicer pursuant to this paragraph must be delivered to the Subservicer sufficiently in advance of the transfer of applicable product to allow the Subservicer to comprehensively assess its ability to service the product, obtain special licensing, if applicable, and establish processes and procedures to service the products, if applicable. Notwithstanding anything herein to the contrary, the Subservicer shall have reasonable discretion in accepting or declining transfer of any product type described in this paragraph, but shall not unreasonably decline.
Section 2.03.    Transfers of Servicing to Third-Party Servicer.
In connection with the sale of a Mortgage Loan or Servicing Rights, or otherwise as required by the Owner/Servicer, the Owner/Servicer may direct that the transfer of servicing with respect to one or more Mortgage Loans be transferred to a third-party servicer or subservicer. The Owner/Servicer shall notify the Subservicer in writing not less than ninety (90) days (or such other timeframe mutually agreed by the Parties) prior to any proposed bulk transfer of Mortgage

Loans from the Subservicer to the Owner/Servicer or a third-party servicer or subservicer; however, with regard to Interim Serviced Loans transferring at the end of the Interim Servicing Period, Owner/Servicer shall provide such written notice no later than the twelfth (12th) calendar day (or if such day is not a Business Day, then the first Business Day preceding such day) of the month preceding the Owner/Servicer’s desired date of transfer to the third-party servicer or subservicer. The Owner/Servicer and the Subservicer shall take such actions and execute such documents as may be reasonably required to effectuate such transfer. The Owner/Servicer will pay applicable Deboarding Fees, Transfer Costs and any accrued and unpaid Subservicing Fees, Servicing Advances, Pass-Through Expenses and any other amounts payable or reimbursable to the Subservicer hereunder at the time of transfer.
Section 2.04.    Delivery of Servicing Files and other Information.
Deliveries of data, Servicing Files and related information will be made by the Owner/Servicer’s posting such items on the Subservicer’s SFTP, or report portal sites. With respect to each Mortgage Loan to be subserviced hereunder and transferred to Subservicer via a Flow Servicing Transfer, the Owner/Servicer shall cause to be delivered to Subservicer the Servicing File in a fully indexed electronic format for each related Mortgage Loan and the related Mortgage Loan Schedule not later than five (5) Business Days after the applicable Servicing Transfer Date. With respect to each Mortgage Loan to be subserviced hereunder and transferred to Subservicer via a Bulk Servicing Transfer, the Owner/Servicer shall cause to be delivered to Subservicer the Servicing File in a fully indexed electronic format for each related Mortgage Loan and the related Mortgage Loan Schedule not later than thirty (30) days prior to the related Servicing Transfer Date. For the avoidance of doubt, in no event shall the Owner/Servicer provide the Servicing Files in hard copy. The Servicing File and all other documents and data delivered shall comply with Accepted Servicing Practices, the Servicing Transfer Instructions and requirements of the CFPB. In the event that the Servicing File does not contain a copy of the recorded Mortgage, all recorded assignments, any recorded modifications to the Mortgage, and any other document necessary for the Subservicer to service a Mortgage Loan, the Owner/Servicer shall reimburse Subservicer, as a Pass-Through Expense, for all fees and costs incurred by Subservicer in researching and obtaining copies of the recorded documents. However, it is specifically agreed that for newly originated Mortgage Loans transferred to Subservicer via a Flow Servicing Transfer, the associated recorded Mortgages and Assignments of Mortgages, final title policies and other documents that customarily trail origination will not be required to be in the Servicing File as of the applicable Servicing Transfer Date and will be delivered as received.
Section 2.05.    Record Title; Custodial Matters.
(a)    Record title to the Mortgage Loans shall be retained by the applicable Investor or as otherwise required by applicable Investor Guidelines, and possession of any Servicing Files delivered to the Subservicer, or Collateral Files that may be in Subservicer’s possession from time to time, shall be held in trust for the applicable Investor and the Owner/Servicer as the owner of the Mortgage Loans and Servicing Rights for the sole purpose of servicing the Mortgage Loans. The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan documents, and the contents of the related Servicing File is vested in the Investor, and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in the Investor.
(b)    Prior to the initial Servicing Transfer Date or the beginning of the daily flow of Owner/Servicer originated Mortgage Loans, the Owner/Servicer shall provide the name and contact information of the Custodian for the related Mortgage Loans. Owner/Servicer will also timely notify Subservicer of any change in Custodian.

(c)    From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, the Subservicer may direct the Custodian to release any or all of the Collateral Files to the Subservicer by delivering to the Custodian a duly executed request for release in the form required by the Custodial Agreement. The Owner/Servicer must establish protocols with the Custodian that require the Custodian to complete the release of any Collateral Files requested by the Subservicer in a commercially reasonable time period and, with respect to Agency Loans, in accordance with applicable Agency Requirements. If any Mortgage Loan documents are to be released to a third-party attorney for purposes of facilitating foreclosure, bankruptcy or litigation proceedings on behalf of the Subservicer or the Investor, the Subservicer must, subject to applicable Investor Guidelines, obtain an attorney bailee letter from such attorney in a form consistent with Accepted Servicing Practices. The Subservicer shall not be responsible for any Mortgage File documents that are lost or damaged in transit, so long as the documents are sent in a commercially reasonable manner and Subservicer manages any such transit in accordance with Accepted Servicing Practices. The Subservicer shall coordinate with the Owner/Servicer to initiate or facilitate activities associated with the above pursuant to Investor Guidelines pertaining to Electronic Mortgages including but not limited to conversion to hard copy to facilitate lien release, or changes in location and control of Electronic Mortgages as well as providing the necessary information to the Owner/Servicer in order to perform required eRegistry updates.
(d)    Any fees and expenses of the Custodian shall be payable by the Owner/Servicer and shall not be payable by the Subservicer; provided, that, in the event the Subservicer makes any such payment, such payment shall be reimbursable to the Subservicer as a Pass-Through Expense. The Subservicer shall cooperate in good faith with the Owner/Servicer at the Owner/Servicer’s sole cost and expense as a Pass-Through Expense in connection with clearing any document exceptions with any third parties consistent with Accepted Servicing Practices and the direction of the Owner/Servicer.
(e)    The Subservicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan (with evidence of recording thereon) entered into in accordance with this Agreement promptly following receipt from the applicable public recording office; provided, however, that the Subservicer shall provide the Custodian with a copy of any such document submitted for recordation promptly after its execution; provided, further, that, with respect to Agency Loans, the Subservicer shall only be obligated to forward such original documents if required pursuant to Agency Requirements. As it pertains to Electronic Mortgages, the Subservicer shall coordinate with the Owner/Servicer to initiate or facilitate activities associated with the above pursuant to Investor Guidelines pertaining to Electronic Mortgages including but not limited to conversion to hard copy or changes in location and control of Electronic Mortgages as well as providing the necessary information to the Owner/Servicer in order to perform required eRegistry updates.
Section 2.06.    Books and Records; Examinations and Audits; Regulatory Matters.
(a)    The Subservicer shall be responsible for maintaining, and shall maintain, a set of books and records for the Mortgage Loans. Such books and records, together with the Servicing File retained by the Subservicer with respect to each Mortgage Loan pursuant to this Agreement, shall be appropriately identified in the Subservicer’s servicing records to reflect clearly the ownership of such Mortgage Loan by the applicable Investor and the Servicing Rights by Owner/Servicer, as applicable.
(b)    Such books, records, servicing files, or other information of Subservicer pertaining to the Mortgage Loans and Subservicer’s performance of its obligations under this Agreement (including but not limited to policies, procedures, training, compliance testing results, call recordings, summaries of internal and external audit reports customer surveys and relevant controls) shall be made reasonably available to Owner/Servicer and may be inspected and audited (at Owner/Servicer’s expense), by Owner/Servicer, Owner/Servicer’s agents, external or internal auditors, certified public accountants or by investor, agency, federal or state agencies having jurisdiction over Owner/Servicer, during normal business hours and at such reasonable times as Owner/Servicer and Subservicer agree and which comply with Investor, Agency, and federal and state agency required timeframes. Records available for review shall exclude any portions of records specific to Subservicer’s other customers and clients. The Owner/Servicer shall provide the Subservicer with written notice of any audit or examination that may require data or documentation from the Subservicer promptly after the Owner/Servicer becomes aware of such audit or examination. To the extent feasible and permitted by applicable requirements, Owner/Servicer will give reasonable prior notice to Subservicer of requests for audit or examination of books and records in advance of the commencement of any audits or examinations. Owner/Servicer will first look to “self-fulfill” all such requests from Subservicer’s document retention repository regardless of the requesting party. If Owner/Servicer reasonably believes information is incomplete or is missing from said repository, then Owner/Servicer will contact Subservicer and request assistance. The Parties will work to establish such protocols and processes to minimize the need for requests to be directed to Subservicer. Without limiting the application of the forgoing (including the obligation of Owner/Servicer to first look to “self-fulfill” as provided above), the Subservicer shall provide any documents or data requested by the Owner/Servicer in order to respond to a subpoena, discovery requests, or other legal processes, or requests or demands from an Agency or Governmental Authority promptly following the Owner/Servicer’s request, and in all events in sufficient time to enable the Owner/Servicer to reasonably review such data or documents prior to delivery to the applicable Person, Agency, or Governmental Authority. The Owner/Servicer shall provide prompt notice to the Subservicer of the need for any documents or data in accordance with the preceding sentence. The Subservicer shall provide Owner/Servicer with reasonable access and the right to inspect Subservicer’s physical office locations, and reasonable access to personnel, and the ability to listen to recorded calls related to the Mortgage Loans, upon reasonable notice.
(c)    Notwithstanding anything in this Agreement to the contrary, if the Owner/Servicer is or becomes regulated by the Office of the Comptroller of Currency (“OCC”), the Subservicer shall use commercially reasonable efforts to comply with any safety and soundness provisions applicable to the Owner/Servicer including, without limitation, OCC supervisory guidance, consent orders or the like (whether formal or informal), that are not applicable to the Subservicer under CFPB requirements or state laws (“OCC Requirements”). If the Owner/Servicer requests that the Subservicer modify or revise its internal policies, procedures, or practices in order to comply with an OCC Requirement, then the parties will meet to discuss such request including timelines for implementation and, to the extent there are additional one-time and ongoing costs and expenses to Subservicer to comply with such OCC Requirements, then those additional costs and expenses shall be borne by the Owner/Servicer as Pass-Through Expenses. The Owner/Servicer represents and warrants that it has notified the Subservicer prior to execution of this Agreement of all OCC Requirements in effect or soon to be in effect, that it will expect the Subservicer to comply with. Throughout the term of this Agreement, the Owner/Servicer shall promptly notify the Subservicer when the Owner/Servicer reasonably expects that the Owner/Servicer may become subject to a new OCC Requirements that the Owner/Servicer may expect the Subservicer to comply with, and shall permit the Subservicer to participate in discussions regarding such OCC Requirements.
(d)    Subservicer shall make available to the Owner/Servicer access to Client Portal, with five (5) Director and Desktop as a Service seats, or similar replacement systems with like functionality, to allow the Owner/Servicer full access (less “update” authority unless otherwise agreed by the Parties) to remotely access the Mortgage Loan data in Black Knight’s Mortgage

Servicing Platform, or similar replacement systems with like functionality (“MSP”), the Subservicer’s servicing system (or similar replacement system with like functionality). Such access shall include a means for Owner/Servicer to view all Mortgage Loan data available in MSP. Subservicer shall make available to the Owner/Servicer technology that permits the Subservicer to maintain image-files of core documents from the Mortgage File relating to all Mortgage Loans subserviced by the Subservicer hereunder, including technology that permits the Owner/Servicer direct access, through the Subservicer or via the internet, to image-files, through Client Portal.
(e)    Subservicer shall make available to the Owner/Servicer and its designees access to Web Direct, or similar replacement systems with like function, to allow the Owner/Servicer and its designees read-only access to the Mortgage Loan data in MSP as provided by Web Direct or similar replacement systems with like function. The Subservicer’s obligation to provide the access to a third-party designee of the Owner/Servicer as described in this Section 2.06(e) shall be subject to the execution by the Owner/Servicer, Subservicer, and the third-party designee of a tri-party non-disclosure agreement in a form mutually agreed.
Section 2.07.    Statements of Work.
The Parties acknowledge that upon request the Subservicer may perform certain additional services on behalf of the Owner/Servicer or change the Subservicer’s normal servicing practices with respect to the Mortgage Loans.  The implementation and performance of such services or changes shall be governed by a Statement of Work (“SOW”) as described in this paragraph, if requested by either Party.  The Subservicer will prepare a proposed SOW containing, without limitation a description of the SOW services or changes to be performed by and the rates, prices, and estimated fees and compensation for such SOW services or changes. Any third-party vendor or other outside costs incurred in performance of the SOW will be billed to Owner/Servicer at Subservicer’s actual cost, unless otherwise provided in the SOW. Upon execution of a SOW by the Parties, the Subservicer will provide the Owner/Servicer with the services, or implement the changes set forth in the SOW.   In the event any express conflict or inconsistency exists between the provisions of an SOW and the provisions of this Agreement, the provisions of the SOW will control with respect to the interpretation of that SOW, provided, however, that the provisions of the SOW will be so construed as to give effect to the applicable provisions of this Agreement to the fullest extent possible.  The Owner/Servicer and the Subservicer may at any time agree to additions, deletions, modification or other deviations from the SOW.  All such changes shall only be made pursuant to a written change order or other modification to the SOW.  The Subservicer will invoice the Owner/Servicer for services and expenses, as provided in the SOW and any changes.
Section 2.08.    Key Performance Indicators.
In performing its obligations under this Agreement, Subservicer shall at all times meet or exceed the performance standards attached hereto as Exhibit 8.
Section 2.09.    Corrections of Services.
In the event of a material breach or material failure by the Subservicer to perform any of its representations, warranties, covenants or other obligations under this Agreement, and receives notice of or has knowledge of such breach or failure to perform, the Subservicer shall, without charge, promptly and as soon as practicable correct any deficiencies giving rise to such breach or failure to perform to the extent such deficiencies are capable of being corrected. Nothing in this Section shall limit the Owner/Servicer’s other rights related to breach or failure to perform, including the rights of the Owner/Servicer to indemnification or to terminate this Agreement, as provided in this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01.    Representations and Warranties Respecting the Subservicer.
The Subservicer represents and warrants to the Owner/Servicer as of the date of this Agreement and each related Servicing Transfer Date:
(a)    Due Organization. The Subservicer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all licenses necessary to carry on its business as now being conducted and is qualified, licensed and in good standing in each state where the Mortgaged Property is located if required to be so licensed or qualified in order to conduct its business and to the extent necessary to ensure the servicing of the Mortgage Loan in accordance with the terms of this Agreement;
(b)    Authority. The Subservicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement. The Subservicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Owner/Servicer, constitutes a legal, valid and binding obligation of the Subservicer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by receivership, bankruptcy, insolvency or reorganization;
(c)    No Conflicts. The execution and delivery of this Agreement by the Subservicer and the performance of and compliance with the terms of this Agreement will not violate the Subservicer’s organizational or other governance document or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Subservicer is a party or which may be applicable to the Subservicer or its assets;
(d)    Compliance with Laws. The Subservicer is not in violation of, and the execution and delivery of this Agreement by the Subservicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any Applicable Law or any order or decree of any court or any order or regulation of any Governmental Authority having jurisdiction over the Subservicer or its assets, which violation would likely have consequences that would likely have a material adverse effect on the condition (financial or otherwise) or the operation of the Subservicer or its assets or would likely have a Material Adverse Effect. The Subservicer has implemented appropriate measures to meet the objectives of all applicable Privacy Laws, Section 501(b) of the GLBA and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. The Subservicer has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Subservicer has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws;
(e)    Agency Approved Servicer. The Subservicer is an approved servicer or subservicer for Fannie Mae and Freddie Mac in good standing and an approved issuer for Ginnie Mae in good standing and a HUD-approved mortgagee in good standing, and shall maintain such approvals through the term of this Agreement. No event has occurred, including but not limited to a change in insurance coverage, which would make the Subservicer unable to comply with the eligibility requirements of any Agency and the Subservicer has not received any written notice from an Agency that it intends to terminate the Subservicer’s status as an approved servicer or subservicer;
(f)    No Litigation. There are no actions, suits or proceedings or investigations pending, or to its knowledge, threatened, against the Subservicer before any court, administrative agency, Governmental Authority or other tribunal that, if determined adversely to the Subservicer, would likely have a Material Adverse Effect;
(g)    No Consent. Except for any Investor approval required in connection with any particular Servicing Transfer Date, no consent, approval, authorization or order of any Person, court or Governmental Authority is required for the execution, delivery and performance by the Subservicer of, or compliance by the Subservicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the related Servicing Transfer Date;
(h)    No Default. The Subservicer is not in material default under any agreement, contract, instrument or indenture to which the Subservicer is a party or by which it (or any of its assets) is bound, which default would have a Material Adverse Effect, nor has any event occurred which, with the giving of notice, the lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a Material Adverse Effect;
(i)    Ability to Perform. The Subservicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;
(j)    Subservicing Fees. The Subservicer acknowledges and agrees that the Subservicing Fees represent reasonable compensation for performing the services set forth in this Agreement and agrees that the Subservicing Fees shall be treated by the Subservicer, for accounting and tax purposes, as compensation for the subservicing and administration of the Mortgage Loans pursuant to this Agreement;
(k)    Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Subservicer; and
(l)    MERS. The Subservicer is a member of MERS in good standing, will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans and is current in payment of all fees and assessments imposed by MERS.
Section 3.02.    Representations and Warranties Respecting the Owner/Servicer.
The Owner/Servicer represents, warrants and covenants to the Subservicer as of the date of this Agreement and each related Servicing Transfer Date:
(a)    Due Organization. The Owner/Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all licenses necessary to carry on its business as now being conducted and is qualified, licensed and in good standing in each state where the Mortgaged Property is located if required to be so licensed or qualified in order to conduct its business and to the extent necessary to facilitate the Subservicer’s servicing in accordance with the terms of this Agreement;
(b)    Authority. The Owner/Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement. The Owner/Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Subservicer, constitutes a legal, valid and binding obligation of the Owner/Servicer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by receivership, bankruptcy, insolvency or reorganization;
(c)    No Conflicts. The execution and delivery of this Agreement by the Owner/Servicer and the performance of and compliance with the terms of this Agreement will not violate the Owner/Servicer’s organizational or other governance document or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Owner/Servicer is a party or which may be applicable to the Owner/Servicer or its assets, other than Owner/Servicer’s agreements related to financing facilities, for which amendments or consents will be obtained prior to the relevant Servicing Transfer Date;
(d)    Compliance with Laws. The Owner/Servicer is not in violation of, and the execution and delivery of this Agreement by the Owner/Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any Governmental Authority having jurisdiction over the Owner/Servicer or its assets, which violation would likely have consequences that would likely have a material adverse effect on the condition (financial or otherwise) or the operation of the Owner/Servicer or its assets or would likely have a Material Adverse Effect;
(e)    Agency Approved Servicer. The Owner/Servicer is an approved servicer for Fannie Mae and Freddie Mac in good standing and an approved issuer for Ginnie Mae in good standing and a HUD-approved mortgagee in good standing, and shall maintain such approvals throughout the term of this Agreement. No event has occurred, including but not limited to a change in insurance coverage, which would make the Owner/Servicer unable to comply with the eligibility requirements of any Agency and the Owner/Servicer has not received any written notice from an Agency that it intends to terminate the Owner/Servicer’s status as an approved servicer or issuer;
(f)    No Litigation. There are no actions, suits or proceedings or investigations pending, or to its knowledge, threatened, against the Owner/Servicer before any court, administrative agency, Governmental Authority or other tribunal that, if determined adversely to the Owner/Servicer, would likely have a Material Adverse Effect;
(g)    No Consent. No consent, approval, authorization or order of any Person, court or Governmental Authority is required for the execution, delivery and performance by the Owner/Servicer of, or compliance by the Owner/Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the related Servicing Transfer Date;
(h)    Ability to Perform. The Owner/Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;
(i)    Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Owner/Servicer;
(j)    Ownership. With respect to the Agency Loans, the Owner/Servicer is the sole owner of the Servicing Rights associated with each Agency Loan, free and clear of any encumbrance, equity, interest, lien, pledge, charge, claim or security interest, except in connection with the Owner/Servicer financing such Servicing Rights, or the related Advances. With respect to the Non-Agency Loans, the Owner/Servicer is the sole owner of all of the right, title and interest in and to each Non-Agency Loan or the related Servicing Rights, free and clear of any encumbrance, equity, interest, lien, pledge, charge, claim or security interest, except in connection with the Owner/Servicer financing such Mortgage Loans or Servicing Rights, or the related Advances. The Owner/Servicer has full right and authority subject to no interest, or agreement with, any other party (other than any notice required by Applicable Law to be delivered to the Mortgagors) to assign the servicing responsibilities pursuant to this Agreement, Accepted Servicing Practices and the Mortgage Loan documents; provided, however, nothing herein shall prevent or impede the Owner/Servicer from financing any Mortgage Loan or Servicing Rights, or related Advances;
(k)    Origination; Prior Servicing. Each Mortgage Loan has been originated and serviced in accordance with all Applicable Laws and Agency Requirements (if applicable) and the terms of the related Mortgage Loan documents at all times prior to the related Servicing Transfer Date, in all material respects;
(l)    Mortgage Loan Schedule. The Mortgage Loan Schedule, Servicing Files, the servicing transfer data and other information provided by the Owner/Servicer or any applicable Prior Servicer to the Subservicer will be true and correct in all material respects;
(m)    Taxes. For each Mortgage Loan transferred to the Subservicer, real estate taxes due within thirty (30) days following each respective Servicing Transfer Date shall have been paid by or on behalf of Owner/Servicer prior to delivery of subservicing to the Subservicer, if real estate tax bills are available;
(n)    Optional Insurance. Any Mortgage Loan subject to optional insurance requires the Mortgagor to make premium payments directly to the insurer; and
(o)    MERS. The Owner/Servicer is a member of MERS in good standing, will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans and is current in payment of all fees and assessments imposed by MERS.
ARTICLE IV

[RESERVED]
ARTICLE V

SUBSERVICER’S SERVICING OBLIGATIONS
Section 5.01.    Subservicer to Act as Subservicer.
(a)    The Subservicer, as an independent contractor, shall subservice and administer the Mortgage Loans from and after the related Servicing Transfer Date and shall have full power and authority, acting alone or (subject to this Section 5.01(a) and Section 10.01) through the utilization of Vendors, to do any and all things in connection with such servicing and administration which the Subservicer may deem necessary or desirable, consistent with the terms of this Agreement, Accepted Servicing Practices and, if applicable, Agency Requirements. Subservicer: (1) shall engage and use Vendors only in a manner consistent with Accepted Servicing Practices, (2) shall not use any Vendors to perform obligations of the Subservicer that are not customarily delegated by subservicers, (3) shall not engage a Vendor to perform obligations of Subservicer under this Agreement in a manner that would create additional costs for Owner/Servicer (whether as a Pass-Though Expense or otherwise), (4) shall not engage any affiliate of Subservicer as a Vendor for which Owner/Servicer would bear the costs (whether as a Pass-Though Expense or otherwise), unless the such costs are not greater that standard rates charged by such Vendor to third parties or rates charged by other unaffiliated vendors providing substantially similar services, and (5) shall not use any Vendors outside the United States to conduct direct Mortgagor-facing activities without the Owner/Servicer’s prior written consent. The Subservicer shall (i) oversee all such Vendors in accordance with Accepted Servicing Practices and Applicable Law, and a written vendor management program of Subservicer, and (ii) be responsible for any and all acts or omissions of any Vendor it uses, other than a Custodian, as if such acts or omissions were taken or not taken by Subservicer directly.
(b)    Unless otherwise agreed by the Parties in writing, all Mortgagor-facing subservicing activities conducted by Subservicer with respect to the Mortgage Loans shall be performed on a private label basis using only the name of the Owner/Servicer without reference to the Subservicer except as may be required under any Accepted Servicing Practices, or as reasonably determined by the Subservicer (and Subservicer provides notice to Owner/Servicer of such determination). The Owner/Servicer shall pay to the Subservicer the applicable private label servicing fees as set forth in the Pricing Schedule. To facilitate such private label subservicing, Owner/Servicer grants Subservicer a limited, non-transferable, revocable license in and to Owner/Servicer’s logo, letterhead, service marks and trademarks, website domains to the extent necessary for Subservicer to carry out its obligations hereunder; provided, however nothing contained herein grants Subservicer any right, title, or interest in of Owner/Servicer’s logos, service marks, trademarks, website domains or other intellectual property. The intent of Subservicer is to make nominal or modest disclosure of its identity to Mortgagors; therefore to the extent it is necessary for the Subservicer to reference itself in communications with Mortgagors, such reference shall be in the least conspicuous manner. For the avoidance of doubt, nothing in this paragraph shall prohibit the Subservicer from conducting servicing activities related to defaulted Mortgage Loans in its own name or require the Subservicer to take any action that it believes may be contrary to any Applicable Law.
(c)    Consistent with the terms of this Agreement, Accepted Servicing Practices and, if applicable, Agency Requirements, the Subservicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Subservicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner/Servicer or is otherwise permitted under applicable Investor Guidelines. All modifications, waivers, forbearances or amendments of any Mortgage Loan shall be in writing and shall be consistent with Accepted Servicing Practices and, if applicable, Agency Requirements. The Subservicer shall notify the Owner/Servicer, in writing, of any modification, waiver, forbearance or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Collateral File (unless not required for Agency Loans pursuant to Agency Requirements), an original counterpart of the agreement relating to such modification, waiver, forbearance or amendment, promptly following the execution thereof; provided, however, that if any such modification, waiver, forbearance or amendment is required by Applicable Law to be recorded, the Subservicer (i) shall deliver to the Custodian a copy thereof and (ii) shall deliver to the Custodian such document, with evidence of notification upon receipt thereof from the public recording office.
(d)    Unless otherwise agreed by the Parties, the Subservicer shall submit loss mitigation proposals with respect to Non-Agency Loans to the Owner/Servicer and the Owner/Servicer is required to either approve or deny each such proposal. The Subservicer shall promptly notify the Owner/Servicer of such proposals via email. If the Owner/Servicer does not respond to the Subservicer’s proposal within five (5) calendar days (or in the event of an urgent proposal, such shorter time specified by the Subservicer as necessary to comply with Applicable Law) following receipt of notice of such proposal, such proposal shall be deemed rejected by the Owner/Servicer and the Subservicer shall proceed accordingly.
(e)    On or prior to the initial Servicing Transfer Date, the Owner/Servicer shall furnish the Subservicer with twenty-five (25) executed limited powers of attorney substantially in the form annexed hereto as Exhibit 4 to enable the Subservicer to carry out its servicing and administrative duties under this Agreement and the Owner/Servicer shall provide additional copies of executed limited powers of attorneys as requested by the Subservicer from time to time in connection with its servicing and administrative duties. The Owner/Servicer shall provide the Subservicer with no less than ninety (90) days’ prior written notice of any termination or revocation of the power of attorney furnished pursuant to this subsection.
(f)    For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined and reported based on the so called “MBA” methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be thirty (30) days delinquent with respect to a Monthly Payment due on a Due Date if such Monthly Payment is not made by the close of business on the day immediately preceding such Mortgage Loan’s next succeeding Due Date, and a Mortgage Loan would be sixty (60) days delinquent with respect to such Monthly Payment if such Monthly Payment were not made by the close of business on the day immediately preceding such Mortgage Loan’s second succeeding Due Date.
(g)    Notwithstanding anything to the contrary, to the extent the Delegated Authority Matrix restricts the authority of the Subservicer with respect to any action, the Subservicer shall not take such action unless in compliance with the Delegated Authority Matrix. The Subservicer shall send all communications related to the Delegated Authority Matrix to the email address specified in the Delegated Authority Matrix, which such email address may be changed from time to time with prior written notice to the Subservicer.
(h)    The Parties shall participate in monthly business reviews to discuss portfolio, Key Performance Indicators and other issues with appropriate personnel.
Section 5.02.    Delinquency Control; Collection of Mortgage Loan Payments.
In accordance with Applicable Law, Investor Guidelines, and Agency Requirements, the Subservicer shall:
(a)    Maintain a delinquent mortgage servicing program which shall include an adequate accounting system that indicates the existence of delinquent Mortgage Loans, a procedure that provides for sending delinquent notices, assessing late charges, and returning inadequate payments, and a procedure for the individual analysis of distressed or chronically delinquent Mortgage Loans;
(b)    Comply with Applicable Laws, including without limitation the CFPB requirements in 12 CFR 1024.39 to use good faith efforts to establish live contact with borrowers that are delinquent by the 36th day of such delinquency, and send the borrower the 45 day notice required by 12 CFR 1024.39;
(c)    Maintain a collection department, which includes an online automated collection system, that complies with Applicable Law, Investor Guidelines, and Agency Requirements; and

(d)    In accordance with this Agreement, Accepted Servicing Practices, applicable Agency Requirements, and Applicable Law, proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. With respect to Agency Loans, all funds collected for principal and interest shall be maintained by and carried in the records of the Subservicer as required by Accepted Servicing Practices.
Section 5.03.    Monthly Advances; Servicing Advances.
(a)    With respect to Agency Loans, in no event shall the Subservicer be obligated to advance from its own funds any Monthly Advances or Agency guaranty fees. The Subservicer shall remit such funds for any Monthly Advance and Agency guaranty fees only from: first, amounts being held in the applicable Custodial Account for future distribution to the extent permitted under Agency Requirements; second, from amounts in the Funding Reserve Account pursuant to Section 5.28, and; third, from amounts otherwise funded by the Owner/Servicer pursuant to this Agreement. The Subservicer will notify the Owner/Servicer by electronic or facsimile transmission of the additional amount that is necessary to make a required remittance or disbursement for any Monthly Advance not later than three (3) Business Days before the funds are required, and provide regular updates to Owner/Servicer of the calculations thereafter. The Owner/Servicer shall, at the Subservicer’s direction, deposit such amount into the appropriate Custodial Account or wire such amount to the Subservicer at least one (1) Business Day prior to the applicable Investor Remittance Date, based on the calculation provided by Subservicer as of such date. If the amount paid by Owner/Servicer is in excess of that required on the Investor Remittance Date, the excess shall be held in the applicable Custodial Account and taken into account in the calculations for future remittances, or if requested by Owner/Servicer and permitted under Agency Requirements, returned to Owner/Servicer. The Subservicer shall promptly deposit in the applicable Custodial Account any recovery or reimbursement of any outstanding Monthly Advance from a Mortgagor or Agency.
(b)    The Subservicer shall make Servicing Advances in accordance with Accepted Servicing Practices and, if applicable, Agency Requirements, provided, however, that in no event shall the Subservicer be required to make Servicing Advances using its own funds. To the extent of available funds, the Subservicer shall fund Servicing Advances first from amounts in the Custodial Accounts, Escrow Accounts or possession of the Subservicer that could be paid to or retained by Owner/Servicer in compliance with Investor Guidelines and Agency Requirements (“Available Owner/Servicer Collections”), and second, from amounts in the Funding Reserve Account pursuant to Section 5.28. For Servicing Advances in excess of such amounts available for funding, the Subservicer shall provide written notice, which may be an email, to the Owner/Servicer, and the Owner/Servicer shall deposit the estimated amount of funds necessary to fund such deficiency into the Funding Reserve Account, or such other account designated by the Subservicer, by wire transfer in immediately available funds within two (2) Business Days after receipt of such written notice. The Subservicer may reimburse itself for all Servicing Advances made by the Subservicer in accordance with Sections 5.06, 5.08, 5.15 and 5.28. To the extent the Owner/Servicer funds Servicing Advances in accordance with the preceding sentence because there are insufficient Available Owner/Servicer Collections at the time they are needed, the Subservicer shall transfer to the Owner/Servicer within three (3) Business Days of receipt, subsequent collections of Available Owner/Servicer Collections, up to the amount of such funding by Owner/Servicer. In addition, to the extent that the Owner/Servicer has made or reimbursed the Subservicer for, or otherwise funded any Servicing Advance, the Owner/Servicer shall be entitled to the reimbursement or recovery of any such Servicing Advance to the extent recovered from proceeds received on the related Mortgage Loans in accordance with Accepted Servicing Practices and, with respect to the Agency Loans, to the extent received from the applicable Agency pursuant to the applicable Investor Guidelines, or any other customary sources.

(c)    In the event the Subservicer funds any Monthly Advances, Servicing Advances or Compensating Interest from its own funds, the Subservicer shall be entitled to be reimbursed on a monthly basis for the applicable Cost of Carry Fee, provided that Subservicer has availed itself of the other sources of payment in accordance with this Agreement prior to using its own funds.
(d)    [Reserved.]
(e)    The Subservicer shall use commercially reasonable efforts to collect and recover from the Mortgagors and the applicable Agency, as applicable, in accordance with Applicable Law, Investor Guidelines, Agency Requirements (if applicable), the Mortgage Note and Mortgage, all outstanding Servicing Advances, using a standard of care that is not less that it would use if such collections and recoveries were for its own account, and without prioritizing the collection or recovery based on the source of funding. The Subservicer shall monitor the recoverability of all Servicing Advances previously made, in accordance with Applicable Law, Agency Requirements, Investor Guidelines, and the standards of care and diligence provided in this Agreement, and notify the Owner/Servicer on a monthly basis with respect to all Mortgage Loans for which the Subservicer has determined that any outstanding Servicing Advances made with respect to a Mortgage Loan are Nonrecoverable Advances. The Subservicer shall notify the Owner/Servicer of any rejection of a request for reimbursement of Advances from an Investor or Agency. The Subservicer (1) shall not be required to make a Servicing Advance if such Servicing Advance would, if made, constitute a Nonrecoverable Advance, and (2) shall use best efforts not to make Servicing Advances it knows will be Nonrecoverable Advances without the Owner/Servicer’s prior approval, unless in the case of each of (1) and (2), (A) such advance is required by Accepted Servicing Practices, or (B) the Subservicer is directed to make such advance by the Owner/Servicer or the applicable Investor.
(f)    With respect to Non-Agency Loans, the Subservicer shall have no obligation to make any Monthly Advances hereunder. Subservicer shall provide written notice of such Monthly Advances to the Owner/Servicer, and the Owner/Servicer shall deposit the estimated amount of funds necessary to fund such Monthly Advances in the Funding Reserve Account or such other account designated by the Subservicer, by wire transfer in immediately available funds within two (2) Business Days after receipt of such notice.
Section 5.04.    Realization Upon Defaulted Mortgage Loans
(a)    In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Subservicer shall take such action as shall be consistent with Accepted Servicing Practices and, if applicable, Agency Requirements, and with respect to Non-Agency Loans, take such action as it shall deem to be in the best interest of the Owner/Servicer. Subservicer shall maintain an active Loss Mitigation program in accordance with Applicable Law. The Owner/Servicer acknowledges and agrees that the Subservicer will use Subservicer’s standard Loss Mitigation waterfall for Non-Agency Loans, subject to the requirements of Applicable Law, Agency Requirements, Investor Guidelines, and this Agreement, including the Delegated Authority Matrix, as applicable. If the Owner/Servicer wishes to have the Subservicer implement and perform customized Loss Mitigation options on Non-Agency Loans, the Owner/Servicer will provide written requirements, policies and procedures for such options and will assume all costs incurred by the Subservicer to implement within Subservicer’s proprietary Loss Mitigation platform.
(i)    Notwithstanding the foregoing, with respect to Non-Agency Loans, unless otherwise agreed by the parties, the Subservicer shall not begin foreclosure proceedings unless and until it notifies the Owner/Servicer of its intention to do so no later than five (5) Business Days prior to its commencement of such foreclosure proceedings. Any notice, confirmation, instruction or objection pursuant to this Section 5.04(a) may be delivered via facsimile or other written or electronic communication as the Subservicer and the Owner/Servicer may agree to from time to time. For the avoidance of doubt, subject to this Agreement, the Owner/Servicer shall have the unilateral right to control foreclosure decisions in respect of delinquent and defaulted Mortgage Loans in accordance with Applicable Law; and
(ii)    With respect to Agency Loans, consistent with the terms of this Agreement, Accepted Servicing Practices and Agency Requirements, the Subservicer shall (A) foreclose upon or otherwise comparably convert the ownership of such Mortgaged Properties as they come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments of the related Mortgage Loans and (B) process claims for any applicable mortgage insurance and until the transfer of such Mortgaged Property to a private mortgage insurer or Agency, as applicable. The Subservicer will have title to the Mortgaged Property conveyed in the name designated by Investor.
(b)    In connection with any such foreclosure proceedings, the Subservicer shall make all necessary and proper Servicing Advances consistent with Accepted Servicing Practices and, if applicable, Agency Requirements. With respect to any Mortgaged Property subject to foreclosure proceedings or any REO Property, the Subservicer shall take appropriate actions to protect such property from waste and vandalism, consistent with Accepted Servicing Practices and, if applicable, Agency Requirements. Upon liquidation of any Mortgage Loan, the Subservicer shall provide written notice thereof to the Custodian.
(c)    In the event that title to any Mortgaged Property securing an Agency Loan is acquired in foreclosure or by deed in lieu of foreclosure, the Subservicer shall take title and manage such property in accordance with the applicable Investor Guidelines. In the event an Agency denies a property preservation bid, the Owner/Servicer shall delegate to Subservicer authority to approve a bid for the necessary work up to an amount specified by the Owner/Servicer in writing, which writing may be an email. In the event the property preservation bid exceeds Subservicer’s delegated authority, the Owner/Servicer may approve the amount above the Agency allowable fee that may be necessary to complete the property preservation work upon written request from Subservicer. Further, any amounts required to be advanced hereunder, in excess of the Agency allowable fee shall be a Servicing Advance.
(d)    Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Subservicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, an environmental inspection or review of such Mortgaged Property shall be conducted by a qualified inspector arranged by the Subservicer in accordance with Accepted Servicing Practices and, if applicable, Agency Requirements. The cost for such inspection or review shall be deemed a Servicing Advance. Upon completion of the inspection, the Subservicer shall provide Owner/Servicer with a written report of such environmental inspection and a recommendation as how to proceed, and except as provided below, shall proceed in accordance with its recommendation. In the event that the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Subservicer shall not proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event that the environmental inspection report is inconclusive as to the whether or not the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Subservicer shall not, without the written direction from Owner/Servicer, proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event the Subservicer proceeds with foreclosure or acceptance of a deed in lieu of foreclosure in accordance with this paragraph, the Subservicer shall be reimbursed for all costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental cleanup costs, as applicable, from amounts in the applicable Custodial Account pursuant to Section 5.06. In the event Owner/Servicer directs the Subservicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Subservicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the applicable Custodial Account pursuant to Section 5.06. Notwithstanding any provision in this Agreement to the contrary, with respect to Agency Loans and any Mortgaged Property for which Subservicer has reason to believe is contaminated by hazardous or toxic substances or wastes, the Subservicer shall take such actions as are consistent with Applicable Law, Agency Requirements, and Investor Guidelines.
Section 5.05.    Establishment of Custodial Accounts; Deposits in Custodial Accounts.
(a)    The Subservicer shall segregate and hold all funds collected and received on the Mortgage Loan separate and apart from any of its own funds and general assets and funds that it holds for others. With respect to Non-Agency Loans, and FHA, VA, and RHS guaranteed and insured loans that are not owned by or pooled with an Agency, Custodial Accounts established and maintained by the Subservicer (i) shall be titled “ServiceMac, LLC, in trust for Home Point Financial Corporation and various Mortgagors” and (ii) shall be Eligible Accounts. With respect to Agency Loans, other than FHA, VA, and RHS guaranteed and insured loans that are not owned by or pooled with an Agency, such Custodial Accounts shall be established and maintained in accordance with the applicable Agency Requirements, and, if established and maintained by the Subservicer, the Subservicer’s records shall show the respective interest of the Investor and each Mortgagor in all such Custodial Accounts. If established by the Subservicer, the creation of Custodial Accounts shall be evidenced by certificates delivered to the Owner/Servicer by the Subservicer (the “Custodial Account Certification”) substantially in the form of Exhibit 2.
(b)    With respect to the Ginnie Mae Mortgage Loans, the Subservicer shall deposit in the Central P&I Custodial Account, and with respect to Mortgage Loans other than Ginnie Mae Mortgage Loans, the Subservicer shall deposit in the applicable Custodial Account, in each case within two (2) Business Days of receipt (or such earlier time required under Investor Guidelines or Agency Requirements, as applicable), and retain therein, the following payments and collections received or made by it subsequent to the related Servicing Transfer Date:
(i)    all payments on account of principal on the Mortgage Loans, including all Principal Prepayments and any Prepayment Charges paid by a Mortgagor;
(ii)    all payments on account of interest on the Mortgage Loans;
(iii)    all Liquidation Proceeds;
(iv)    all Insurance Proceeds, including amounts required to be deposited pursuant to Sections 5.11 and 5.12, other than proceeds to be held in the applicable Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices;
(v)    all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices;

(vi)    any amounts required to be deposited by the Subservicer pursuant to Section 5.12 in connection with the deductible clause in any blanket hazard insurance policy, which deposit shall be made from the Subservicer’s own funds, without reimbursement therefor;
(vii)    any amounts required to be deposited by the Subservicer in connection with any REO Property pursuant to Section 5.14;
(viii)    any recoveries of unreimbursed Servicing Advances received from an Agency, Mortgagor or otherwise;
(ix)    any amounts required to be deposited in the applicable Custodial Account pursuant to Section 5.20 or 5.21;
(x)    with respect to Agency Loans, any amounts funded by the Owner/Servicer and remitted to the Subservicer for payment to the applicable Investor, such as Monthly Advances, Compensating Interest, Mortgage Loan repurchase funds, to the extent not maintained in separate accounts or otherwise remitted to the applicable Investor; and
(xi)    any other amount required to be deposited in the applicable Custodial Account pursuant to this Agreement or Agency Requirements (if applicable).
(c)    The foregoing requirements for deposit in the applicable Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Subservicer Retained Ancillary Fees and amounts constituting payments or reimbursements for Subservicing Fees, Pass-Through Expenses, Servicing Advances, Monthly Advances, Compensating Interest payments or Mortgage Loan repurchases funded from Subservicer’s own funds need not be deposited by the Subservicer in the applicable Custodial Account.
(d)    Funds on deposit in any Custodial Account may not be invested unless the Subservicer receives specific instruction from the Owner/Servicer but may be deposited in an interest-bearing Custodial Account to the extent permitted under Accepted Servicing Practices and, if applicable, Agency Requirements. Any interest or other economic benefit paid on or associated with the funds deposited in a Custodial Account shall accrue to the benefit of the Owner/Servicer and/or the Subservicer as set forth in the Pricing Schedule. The Subservicer shall be entitled to retain and withdraw any such interest or benefit to which it is entitled (where applicable) from the applicable Custodial Account pursuant to Section 5.06.
Section 5.06.    Withdrawals From Custodial Accounts.
(a)    With respect to the Ginnie Mae Mortgage Loans, the Subservicer shall not withdraw funds from the Central P&I Custodial Account. Where the Ginnie Mae Guide prevents the Subservicer from withdrawing funds from a Custodial Account, the Owner/Servicer may, from time to time, and as permitted by the Agency Guides, withdraw funds from the Central P&I Custodial Account as may be necessary to make such payments required under the Ginnie Mae Guide, including, but not limited to, make payments to security holders and any shortfall payments.
(b)    Except as provided in Section 5.06(a), the Subservicer shall, from time to time, withdraw from the applicable Custodial Account for the following purposes, subject to Accepted Servicing Practices and, if applicable, Agency Requirements:

(i)    to remit payments to the account or accounts designated by the Investor, and with respect to the Agency Loans, designated by the Owner/Servicer with respect to the related Servicing Rights, in the amounts and in the manner provided for in Section 5.15;
(ii)    to reimburse itself for any unreimbursed Pass-Through Expenses and to pay itself any unpaid Subservicing Fees, and Subservicer Retained Ancillary Fees, to the extent not previously retained by the Subservicer;
(iii)    to fund any Servicing Advances, Monthly Advances or Compensating Interest payments or Mortgage Loan repurchases required to made under this Agreement;
(iv)    to reimburse itself for any unreimbursed Servicing Advance, Monthly Advances or Compensating Interest payments or Mortgage Loan repurchases made by it, including any Nonrecoverable Advances previously made, to the extent not previously retained by the Subservicer;
(v)    to transfer funds to another Custodial Account pursuant to Section 5.10;
(vi)    to withdraw any amounts inadvertently deposited in such Custodial Account and any interest or benefit earned on funds deposited in such Custodial Account to the extent the Subservicer is entitled to such interest or benefit pursuant to the Pricing Schedule; and
(vii)    to clear and terminate the Custodial Account upon the termination of this Agreement;
provided, if such amounts in any month are insufficient to reimburse and pay the Subservicer as set forth above, in full, the Owner/Servicer shall wire immediately available funds in the amount indicated on a reconciliation of unpaid or unreimbursed amounts into the account designated by the Subservicer, within five (5) Business Days of notice thereof.
Section 5.07.    Establishment of Escrow Accounts; Deposits in Escrow Accounts.
(a)    The Subservicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, subject to Section 5.10(a). With respect to Non-Agency Loans, and FHA, VA, and RHS guaranteed and insured loans that are not owned by or pooled with an Agency, such Escrow Accounts (i) shall be titled “ServiceMac, LLC, in trust for Home Point Financial Corporation and various Mortgagors” and (ii) shall be Eligible Accounts. With respect to Agency Loans, other than FHA, VA, and RHS guaranteed and insured loans that are not owned by or pooled with an Agency, such Escrow Account shall be established and maintained in accordance with Investor Guidelines and Agency Requirements, and the Subservicer’s records shall show the respective interest of the Investor and each Mortgagor in all such Escrow Accounts. The creation of Escrow Accounts shall be evidenced by certificates delivered to the Owner/Servicer by the Subservicer (the “Escrow Account Certification”) substantially in the form of Exhibit 3.
(b)    The Subservicer shall transfer into the applicable Escrow Account as soon as practicable and in any event within two (2) Business Day of receipt (or such earlier time required under Investor Guidelines or Agency Requirements), and retain therein the following payments and collections:

(i)    all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and
(ii)    all amounts representing proceeds of any hazard insurance policy, flood insurance policy or other insurance policy, which are to be applied to the restoration or repair of any Mortgaged Property.
(c)    The Subservicer shall make withdrawals therefrom only in accordance with Section 5.08(c) hereof. As part of its servicing duties, the Subservicer shall pay to the Mortgagors interest on funds in the applicable Escrow Account, to the extent required by Applicable Law, which amounts shall be reimbursed by the Owner/Servicer as a Pass-Through Expense.
Section 5.08.    Withdrawals From Escrow Accounts.
The Subservicer shall make withdrawals from the applicable Escrow Account for the following, subject to Applicable Servicing Practices and, as applicable, Agency Requirements:
(a)    to effect timely payments of the Mortgagors’ Escrow Payments;
(b)    to reimburse the Subservicer for any Servicing Advance made by the Subservicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder;
(c)    to refund to the Mortgagor any funds determined to be overages;
(d)    for transfer to the applicable Custodial Account in accordance with the terms of this Agreement;
(e)    for application to restoration or repair of the Mortgaged Property;
(f)    to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the applicable Escrow Account;
(g)    to transfer funds to another Escrow Account pursuant to Section 5.10;
(h)    to withdraw any amounts inadvertently deposited in the applicable Escrow Account; and
(i)    to clear and terminate any Escrow Account upon the termination of this Agreement.
The Subservicer shall keep and maintain (i) separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from Escrow Accounts pursuant to this Section 5.08 and (ii) all supporting records and documentation relating thereto, which the Subservicer will, upon request, provide to (or provide access to, as applicable) the Owner/Servicer or the applicable Investor for review.
Section 5.09.    Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies; Collections Thereunder.

(a)    With respect to each Mortgage Loan (to the extent escrowed under the terms of such Mortgage Loan), the Subservicer shall maintain accurate records reflecting the status of ground rents, homeowner’s association fees, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums, LPMI Fees and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including insurance renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date (or in accordance with Investor Guidelines or Agency Requirements, if applicable), employing for such purpose deposits of the Mortgagor in the applicable Escrow Account which shall have been estimated and accumulated by the Subservicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and Applicable Law. In addition, the Subservicer may make a Servicing Advance to pay any delinquent homeowner’s association fees or other mechanics or materialman’s lien or fee it becomes aware of, and in any event shall make a Servicing Advance to pay such fees if reasonably necessary to avoid a sale of the Mortgaged Property by the related homeowner’s association. To the extent that the Mortgage does not provide for Escrow Payments, the Subservicer shall determine that any such payments are made by the Mortgagor prior to the imposition of any lien and in accordance with Investor Guidelines or Agency Requirements, if applicable, and make Servicing Advances for the payment of such amounts as necessary to prevent the imposition of any lien, in accordance with Investor Guidelines or Agency Requirements, if applicable.
(b)    The Subservicer shall not cancel or refuse to renew any PMI Policy with respect to a Mortgage Loan in effect on the related Servicing Transfer Date that is required to be kept in force under this Agreement or in accordance with Accepted Servicing Practices, unless a replacement PMI Policy is obtained from and maintained with another Qualified Insurer. The cost of any such replacement PMI Policy, to the extent paid by the Subservicer, shall constitute a Servicing Advance. The Subservicer shall not take any action which would result in non-coverage under any applicable PMI Policy of any loss which, but for the actions of the Subservicer, would have been covered thereunder. Unless otherwise required by Applicable Law, Investor Guidelines, and Agency Requirements, if applicable, and except with respect to any LPMI Loan, the Subservicer shall not be required to maintain any PMI Policy (a) with respect to any Mortgage Loan with an LTV less than or equal to 78% as of any date of determination or, based on a new appraisal, the principal balance of such Mortgage Loan represents 80% or less of the new appraised value or (b) if maintaining such PMI Policy is prohibited by Applicable Law. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 5.20, the Subservicer shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Subservicer shall make reasonable efforts to obtain a replacement PMI Policy as provided above.
(c)    With respect to each Mortgage Loan covered by a PMI Policy, the Subservicer shall take all such actions on behalf of the Investor as are necessary to service, maintain and administer the related Mortgage Loan in accordance with such policy and to enforce the rights under such policy. Except as expressly set forth herein, the Subservicer shall have full authority on behalf of the Investor to do anything it deems appropriate or desirable in connection with the servicing, maintenance and administration of such policy; provided, that the Subservicer shall not take any action to permit any modification or assumption of a Mortgage Loan covered by a PMI Policy, or take any other action with respect to such Mortgage Loan which would result in non-coverage under such PMI Policy of any loss which, but for actions of any Subservicer, would have been covered thereunder. The Subservicer shall cooperate with the Qualified Insurers and shall furnish all reasonable evidence and information in the possession of the

Subservicer to which the Subservicer has access with respect to the related Mortgage Loan. In connection with its activities as subservicer, the Subservicer agrees to prepare and present, on behalf of itself, and the Investor, claims to the insurer under any PMI Policy, if applicable, in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. The Subservicer shall not be required to take into consideration the existence of any PMI Policy for the purposes of performing its servicing obligations hereunder. Pursuant to Section 5.04, any amounts collected by the Subservicer under any PMI Policy shall be deposited in the applicable Custodial Account, subject to withdrawal pursuant to Section 5.06. Notwithstanding the foregoing in this paragraph, in no event shall the Subservicer be obligated to undertake legal proceedings or action in respect of any PMI Policy.
(d)    With respect to Agency Loans, and provided that the Subservicer has received notice of such insurance or guaranty, the Subservicer shall maintain the applicable insurance or guaranty with respect to each Mortgage Loan for which the applicable FHA mortgage insurance, VA guaranty or RHS guaranty was in effect on the related Servicing Transfer Date, or issued after the Servicing Transfer Date for newly originated loans. Such maintenance obligation shall include, as applicable, the timely payment of the related insurance premiums and guaranty fees therefor, which shall be reimbursable to the Subservicer by the Owner/Servicer as a Servicing Advance.
(e)    Subject to the Subservicer’s receipt from the Owner/Servicer of a valid legal description for the relevant Mortgaged Properties, the Subservicer shall establish a Tax Service Contract for each Mortgage Loan no later than thirty (30) Business Days following the related Servicing Transfer Date if the Owner/Servicer does not transfer an existing Tax Service Contract to the Subservicer on such Servicing Transfer Date. In the event a Tax Service Contract has not been established prior to the relevant next due bill request cutoff date, or the Subservicer has been unable to verify the validity, accuracy or existence of the data with the tax service provider, the Subservicer will use commercially reasonable efforts, including reviewing a list (if provided by the Owner/Servicer) of tax payments due within thirty (30) days and reviewing information provided by the tax service provider to the Owner/Servicer or Prior Servicer relating to those Mortgage Loans with respect to which the Subservicer has commenced subservicing, in order to remit payment for taxes or such other recurring charges before any penalty date. For purposes of this Section, the term “bill request cutoff date” means the date by which the tax service provider must submit a request for bills for tax or other recurring charges to the relevant taxing authority.
Section 5.10.    Account Requirements; Transfer of Accounts.
(a)    Each Central P&I Custodial Account, Custodial Account, Escrow Account and Funding Reserve Account shall be an Eligible Account established by Subservicer at a financial institution designated by Subservicer, provided, however, the Parties may mutually agree that (i) the Subservicer shall establish some or all of such accounts at financial institutions requested by Owner/Servicer, or (ii) Owner/Servicer shall establish some or all of such accounts. In the event of (i) or (ii) of the preceding sentence, the terms set forth in this Section 5.10(a) shall apply and requirements set forth in this Section must be satisfied at all times. If Owner/Servicer establishes any such account, it shall do so using its own name and taxpayer identification number. The financial institution at which such accounts are established must be capable of transmitting BAI files and must be capable of receiving fed wire input via SFTP. Owner/Servicer shall at all times ensure that no restrictions or blocks will be placed on any such account which may prevent Subservicer from performing its normal servicing activities, and Subservicer shall not be responsible or liable for breach of any representation, warranty, or obligation under this Agreement or any Statement of Work arising from or related to any such restriction or block.

Owner/Servicer shall indemnify, defend, and hold Subservicer harmless from any and all Losses arising from any block or restriction on any such account.
(b)    The Subservicer may, with the prior written consent of Owner/Servicer (which shall not be unreasonably withheld), transfer the Central P&I Custodial Accounts, the Custodial Accounts, the Escrow Accounts or the Funding Reserve Account to an Eligible Account at a different depository institution (in accordance with Investor Guidelines or Agency Requirements, as applicable, other than to the extent Owner/Servicer has control of the location of such accounts as provided in Section 5.10(a)(i) or (ii)).
Section 5.11.    Maintenance of Hazard Insurance.
(a)    The Subservicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located by a Qualified Insurer. With respect to Non-Agency Loans, such coverage amount shall be at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the outstanding principal balance owing on the Mortgage Loan; provided, however, in either case, the proceeds of such insurance shall be in an amount sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. With respect to Agency Loans, such coverage amount shall be equal to or greater than the amount required under the Investor Guidelines and applicable Agency Requirements. The costs and expenses that the Subservicer incurs for coverage under this paragraph shall be deemed a Servicing Advance.
(b)    If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (and such flood insurance has been made available) the Subservicer shall cause to be maintained a flood insurance policy meeting the requirements of the National Flood Insurance Program or, if applicable, the Biggert-Waters Act and all other applicable laws governing private flood insurance, with a Qualified Insurer. With respect to Non-Agency Loans, such coverage amount shall not be less than the lesser of (i) the minimum amount required under the terms of the coverage to compensate for any damage or loss to the Mortgaged Property on a replacement-cost basis (or the outstanding principal balance of the Mortgage Loan if replacement-cost basis is not available) or (ii) the maximum amount of insurance available under the National Flood Insurance Program. With respect to Agency Loans, such coverage amount shall be equal to or greater than the amount required under the Investor Guidelines and applicable Agency Requirements.
(c)    The Subservicer shall establish a Flood Certification Contract for each Mortgaged Property in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (and such flood insurance has been made available) no later than thirty (30) Business Days following the related Servicing Transfer Date if the Owner/Servicer does not transfer an existing Flood Certification Contract to the Subservicer on such Servicing Transfer Date. The cost of obtaining the Flood Certification Contract shall be paid by the Owner/Servicer as a Pass-Through Expense. If a Flood Certification Contract with a provider other than CoreLogic or ServiceLink is transferred to the Subservicer, then the Subservicer will transfer such flood certification contract to CoreLogic or ServiceLink and the cost of such transfer shall be paid by the Owner/Servicer as a Pass-Through Expense.
(d)    The Subservicer shall also maintain on REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Program, flood insurance, in each case, in the amounts required above with respect to Non-Agency Loans and Agency Loans, respectively. To the extent permitted under Applicable Law, Subservicer may, in its discretion, utilize private flood insurance for its REO Property flood insurance. Any amounts collected by the Subservicer under any such policies (other than amounts to be deposited in an applicable Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Accepted Servicing Practices) shall be deposited in the applicable Custodial Account, subject to withdrawal pursuant to Section 5.06. It is understood and agreed that no earthquake or other additional insurance need be required by the Subservicer of any Mortgagor or maintained on REO Property other than pursuant to such Applicable Laws as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Subservicer, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to the Subservicer. The Subservicer shall not interfere with the Mortgagor’s freedom of choice in selecting either its insurance carrier or agent; provided, however, that the Subservicer shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.
(e)    In the event that the Owner/Servicer or the Subservicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Subservicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property. If the Mortgagor does not acquire fire and hazard or flood insurance required hereunder, and after any applicable notice has been made to the Mortgagor in accordance with Applicable Law, the Subservicer shall place any required insurance coverage with respect to the related Mortgaged Property in accordance with Accepted Servicing Practices (and Agency Requirements, if applicable) and Applicable Law.
Section 5.12.    Maintenance of Mortgage Impairment Insurance Policy.
In the event that the Subservicer shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that satisfies the requirements of Fannie Mae or, for Agency Loans the applicable Agency Requirements and Investor Guidelines, insuring against hazard losses on all of the Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 5.11 and otherwise complies with all other requirements of Section 5.11, the Subservicer shall conclusively be deemed to have satisfied its obligations as set forth in Section 5.11, it being understood and agreed that such policy may contain a deductible clause, in which case the Subservicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 5.11, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as subservicer of the Mortgage Loans, the Subservicer agrees to prepare and present, on behalf of the applicable Investor, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.
Section 5.13.    Fidelity Bond, Errors and Omissions, and Other Insurance.
The Subservicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy with responsible companies that meet the requirements of Fannie Mae or for Agency Loans, and as required under applicable Agency Requirements, Investor Guidelines and Applicable Law, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. The Subservicer shall also maintain, at its own expense, a general liability policy and cybersecurity policy, with responsible companies that meet the requirements, if any, of Fannie Mae or for Agency Loans, and as required under applicable Agency Requirements, Investor Guidelines and Applicable Law. Each such bond and policy shall have coverage limits of not less than the greater of the amounts required by Agency Requirements, Investor Guidelines and Applicable Law, or the amounts disclosed by Subservicer at the time this Agreement was executed. In the event the Subservicer desires to modify or reduce its coverage limits during the term of this Agreement, the Parties will discuss such modification or reduction in good faith and the Owner/Servicer shall not unreasonably withhold or delay its consent thereto. No provision of this Section 5.13 requiring such fidelity bond and insurance policies shall diminish or relieve the Subservicer from its duties and obligations as set forth in this Agreement. The Subservicer shall cause the bond and insurance policies to make the Owner/Servicer has an additional insured and joint loss payee. The Subservicer shall cause to be delivered to the Owner/Servicer a certified true copy of such fidelity bond and insurance policies or a certificate evidencing the same and Subservicer shall provide written notice to the Owner/Servicer thirty (30) days prior to any material change or termination of such fidelity bond and errors and omissions policy.
Section 5.14.    Title, Management and Disposition of REO Property.
(a)    In the event that title to the Mortgaged Property related to a Non-Agency Loan is acquired in foreclosure or by deed in lieu of foreclosure:
(i)    The deed or certificate of sale shall be taken in the name of the Owner/Servicer, or in the event the Owner/Servicer is not authorized or permitted to hold title to real property in the jurisdiction where the REO Property is located, would be adversely affected under the “doing business” or tax laws of such jurisdiction by so holding title, or otherwise directs the Subservicer in writing, the deed or certificate of sale shall be taken in the name so otherwise designated by the Owner/Servicer.
(ii)    The Subservicer shall either itself or through an agent selected by the Subservicer, manage, conserve, protect and operate each REO Property (and may temporarily rent the same) in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Subservicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter. The Subservicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Subservicer to the Owner/Servicer within five (5) Business Days of the Owner/Servicer’s request therefor.
(iii)    The Subservicer shall cause to be deposited on a daily basis in the applicable Custodial Account all revenues received with respect to the conservation of the related REO Property. The Subservicer shall make distributions as required on each Investor Remittance Date to the related Investor of the net cash flow from the REO Property.
(iv)    The disposition of REO Property shall be carried out by the Subservicer pursuant to this Section 5.14 and in accordance with Accepted Servicing Practices. The Subservicer shall deduct the costs of managing, conserving, protecting and operating the REO Property from the proceeds of the sale of such REO Property (providing summary details and documentary evidence of such costs). The Subservicer shall be entitled to additional compensation for managing each REO Property, as and to the extent set forth in the Pricing Schedule. Upon the request of the Owner/Servicer, and at the Owner/Servicer’s expense, the Subservicer shall cause a valuation of the REO Property to be performed for the Owner/Servicer and provided to the Owner/Servicer upon completion.
(v)    The Owner/Servicer or its designee, by giving notice to the Subservicer, may elect to manage and dispose of all REO Property acquired pursuant to this Agreement by itself. If the Owner/Servicer or its designee so elects, the Owner/Servicer or its designee shall assume control of REO Property at the time of its acquisition and the Subservicer shall forward the related Servicing File to the Owner/Servicer or its designee as soon as is practicable. Promptly upon assumption of control of any REO Property, the Owner/Servicer or its designee shall reimburse any the Subservicer for any related Servicing Advances, Pass-Through Expenses or other expenses incurred by the Subservicer with respect to that REO Property and any accrued and unpaid Subservicing Fees with respect to such REO Property.
(b)    In the event that title to the Mortgaged Property related to an Agency Loan is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the applicable Investor or its designee (or as otherwise required by applicable Agency Requirements). The Subservicer shall transfer such REO Properties to the applicable Investor or other Person in such manner and at such time as required under Investor Guidelines. Prior to transferring any REO Property to the applicable Investor or other Person, the Subservicer shall comply with Accepted Servicing Practices and Agency Requirements related to the maintenance of such property.
Section 5.15.    Remittances; Compensating Interest.
(a)    With respect to Mortgage Loans as to which Owner/Servicer is the Investor, on each Investor Remittance Date, the Subservicer shall remit by wire transfer of immediately available funds to the account or accounts designated by the Owner/Servicer all amounts deposited in the applicable Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from such Custodial Account pursuant to Section 5.06).
(b)    With respect to Mortgage Loans owned by Investors other than Owner/Servicer, subject to Investor Guidelines, the Subservicer shall administer and make the Owner/Servicer’s remittance to the respective Investor, on behalf of the Owner/Servicer, on each Investor Remittance Date and in a manner specified by the respective Investor as a part of the Monthly Advance for the Owner/Servicer. Subject to Section 5.03 and the terms of this Section 5.15, on each Investor Remittance Date or other applicable date, the Subservicer shall remit, consistent with applicable Agency Requirements, any guaranty fees to the respective Agency, any required Monthly Advances and Compensating Interest payments. To the extent such payments are not funded by the Owner/Servicer prior to disbursement by the Subservicer, then the Owner/Servicer shall reimburse the Subservicer for any such disbursed amounts in accordance with this Agreement.
(c)    With respect to Mortgage Loans owned by Investors other than Owner/Servicer, on each Servicing Rights Remittance Date, the Subservicer shall make a remittance by wire transfer or by Agency-initiated ACH draft, immediately available funds to the account or accounts designated by the Owner/Servicer, including without limitation, all recoveries on the Mortgage Loans in respect of Monthly Advances and Servicing Advances previously funded or reimbursed by the Owner/Servicer, net of amounts payable to the applicable Investor and other charges against or withdrawals from the applicable Custodial Accounts pursuant to Section 5.06.

(d)    With respect to Agency Loans, in no event shall the Subservicer be obligated to make payments from its own funds of Compensating Interest or other amounts necessary to repurchase a Mortgage Loan from an Agency or otherwise required to be advanced to implement a modification, short sale or other Loss Mitigation alternative. The Subservicer shall remit such funds only (a) upon funding either by the Owner/Servicer of any such Compensating Interest payments or (b) from amounts being held in the applicable Custodial Account for future distribution, to the extent permitted under Agency Requirements. To the extent such payments are not funded by the Owner/Servicer prior to disbursement by the Subservicer, then the Owner/Servicer shall reimburse the Subservicer for any such disbursed amounts in accordance with this Agreement.
(e)    For Ginnie Mae Mortgage Loans, the Subservicer shall maintain such funds in the Central P&I Custodial Account as are necessary to be withdrawn by the Owner/Servicer pursuant to the Ginnie Mae Guide, as of the close of business on the Business Day prior to each applicable Remittance Date, or if requested by the Owner/Servicer.
Section 5.16.    Remittance Reports and Other Reports.
(a)    The Subservicer shall prepare and submit to the applicable Investors in a timely manner all reports required in accordance with applicable Investor Guidelines and cause such reports to be accessible through the reporting website portal for electronic data and reports.
(b)    Not later than the Reporting Date with respect to each month, the Subservicer shall furnish to the Owner/Servicer or its designee, with respect to the preceding month, a monthly collection report and a monthly trial balance report that provides a trial balance as of the last day of the month preceding the month in which the applicable Servicing Rights Remittance Date occurs and such other reports as may be mutually agreed upon by the Subservicer and the Owner/Servicer, in each case in an electronic format agreed upon by the Subservicer and the Owner/Servicer.
(c)    The Subservicer shall provide the Owner/Servicer or its designee with access to its reporting website portal for electronic data and reports to allow the Owner/Servicer to monitor the Mortgage Loans. Through such website portal, the Owner/Servicer shall be provided with access on demand to certain reports and data referenced in this Agreement.
(d)    Subservicer shall provide the Standard Reports to the Owner/Servicer at no additional cost no less frequently than monthly, by the standard date(s) for availability of such reports under the MSP system, as applicable. The Standard Reports shall be delivered to the Owner/Servicer via the Subservicer’s SFTP site. Subject to execution of a mutually agreed SOW as set forth in Section 2.07 if requested by Subservicer, the Subservicer shall provide special reports, data files, or related services to the Owner/Servicer, the Investor or any third party not otherwise provided for in this Agreement. The Subservicer shall thereupon bill the Owner/Servicer for such reports, data files or related services in accordance with the Pricing Schedule or in accordance with the SOW, and same shall be paid within ten (10) Business Days following receipt by the Owner/Servicer.
Section 5.17.    Tax Information.
(a)    With respect to Bulk Servicing Transfers, beginning with the portion of the calendar year in which the Subservicer services the Mortgage Loans hereunder, or for daily Flow Servicing Transfers, beginning with the interfaced originations discounts, interest and insurance, provided that the Owner/Servicer has timely delivered such information to the Subservicer in a mutually agreed format, and all subsequent reportable activity transpiring with the Subservicer, the Subservicer shall prepare and file any and all tax returns, information statements or other filings for such partial year and subsequent tax years required to be delivered to any governmental taxing authority or to the Owner/Servicer pursuant to any Applicable Laws with respect to the Mortgage Loans and the transactions contemplated hereby; provided, however, that with respect to the Initial Loans, the Subservicer shall prepare and file any and such tax returns, information statements or other filings for the entire calendar year in which such Servicing Transfer Date occurs, provided that sufficient information for the periods prior to such Servicing Transfer Date necessary to prepare such reports is provided by Owner/Servicer no later than the date reasonably designated by the Subservicer, and provided further that Owner/Servicer shall remain responsible for any errors or omissions in such information provided by Owner/Servicer. In addition, the Subservicer shall provide the Owner/Servicer with such information concerning the Mortgage Loans as is necessary for the Owner/Servicer to prepare its federal income tax return as the Owner/Servicer may reasonably request from time to time.
(b)    The Subservicer shall timely file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosure and abandonment of any Mortgaged Property or REO Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code.
Section 5.18.    Real Estate Owned Reports.
With respect to any REO Property, the Subservicer shall furnish to the Owner/Servicer on or before the Reporting Date of each month a statement covering the Subservicer’s efforts in connection with the sale of each REO Property and any applicable rental of such REO Property for the previous month.
Section 5.19.    Liquidation Reports.
With respect to Non-Agency Loans, upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Subservicer on behalf of the Owner/Servicer pursuant to a deed in lieu of foreclosure, the Subservicer shall submit to the Owner/Servicer a liquidation report with respect to such Mortgaged Property in accordance with Accepted Servicing Practices
Section 5.20.    Assumption Agreements.
(a)    With respect to any Non-Agency Loan, the Subservicer shall use its commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note; provided, that, subject to the Owner/Servicer’s prior approval (unless otherwise required under Applicable Law), the Subservicer shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor prior to payment in full of the Mortgage Loan, the Subservicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, the Subservicer shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any. If an assumption is allowed pursuant to this Section 5.20, the Subservicer with the prior consent of the issuer of the PMI Policy, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

(b)    With respect to any Agency Loan, the Subservicer shall, if permissible under applicable Agency Requirements and in accordance with such Agency Requirements, use its commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor prior to payment in full of the Mortgage Loan, the Subservicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto in accordance with Agency Requirements. To the extent that any Mortgage Loan is assumable, the Subservicer shall prepare such assumption agreement to the extent required by the related Investor for successors in interest in compliance with applicable Agency Requirements and Applicable Law.
Section 5.21.    Satisfaction of Mortgages and Release of Collateral Files.
(a)    Upon the payment in full of any Mortgage Loan, or the receipt by the Subservicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Subservicer shall obtain the portion of the Mortgage File that is in the possession of the Custodian as provided in the next sentence, and prepare and process any required satisfaction or release of the Mortgage in accordance with Applicable Law and Agency Requirements (if applicable). The Subservicer shall report to the Owner/Servicer on any original Mortgage Note not received within five (5) Business Days from the Custodian and Owner/Servicer agrees to deliver or cause to be delivered to the Subservicer the original Mortgage Note for such Mortgage Loan not later than five (5) Business Days following the Subservicer’s report to the Owner/Servicer of such missing document. A failure or delay in Custodian’s delivery of any portion of the Mortgage File shall not relieve Subservicer its obligation to process any required satisfactions or releases in accordance with Accepted Servicing Practices, except to the extent the Subservicer is unable to process the satisfaction or release due to the Custodian’s failure or delay. Such Mortgage Note shall be held by the Subservicer, in trust, for the purpose of canceling such Mortgage Note and delivering the canceled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under any applicable federal or state law. To the extent the original Mortgage Loan documents are not delivered to the Mortgagor as provided herein, the Subservicer will retain such documents, at Owner/Servicer’s expense, for the longer of (i) sixty (60) days after the Mortgage Loan is paid in full, (ii) such longer period as may be mutually agreed by the parties, or (iii) as long as is required by Applicable Law.
(b)    In connection with any such payment in full, the Subservicer shall be responsible for causing the MERS® System to indicate that the applicable Mortgage Loan has been paid in full and the lien on the related Mortgaged Property has been released in accordance with this Agreement by including in such computer files the information required by the MERS® System in order to reflect such payment in full and release.
(c)    All reasonable costs and expenses borne by the Subservicer pursuant to this Section 5.21, including but not limited to the costs of shipping and storing documents, and carrying costs associated with paid in full Mortgage Loans, shall be reimbursable as a Pass-Through Expense.
Section 5.22.    Servicing Compensation.
(a)    As compensation for its services hereunder and subject to Section 5.15, the Subservicer shall be entitled to payment of the Subservicing Fees and other amounts set forth on the Pricing Schedule, which amounts shall be payable pursuant to Section 5.06 and this Section 5.22. On each anniversary of this Agreement, Subservicer shall be entitled to adjust the Subservicing Fees in accordance with changes in the Consumer Price Index as published by the United States Department of Labor Bureau of Labor Statistics (currently available at https://

data.bls.gov/timeseries/CUUR0000SA0L1E?output_view=pct_12mths) (for each such adjustment, as changed relative to the Consumer Price Index at the prior anniversary), not to exceed (i) a two percent (2%) increase on the first anniversary and (ii) a three percent (3%) increase on the third anniversary and each anniversary thereafter. Additional servicing compensation in the form of Subservicer Retained Ancillary Fees shall be retained by the Subservicer, and the Subservicer shall remit the Owner/Servicer Retained Ancillary Fees collected during any Collection Period to the Owner/Servicer on the related Servicing Rights Remittance Date. The monthly Subservicing Fees shall be payable monthly and shall be computed, on the basis of the number of Mortgage Loans being subserviced by the Subservicer on the first (1st) Business Day of such month, plus the number of Mortgage Loans for which servicing commenced under this Agreement during such month after the first (1st) Business Day of such month. The Subservicer shall be paid fees for engaging in Loss Mitigation and be reimbursed for all Servicing Advances related thereto and shall be entitled to all amounts paid or allowed from time to time by the applicable Agencies, any private mortgage insurer and any Investor, as applicable, for engaging in Loss Mitigation (“Loss Mitigation Incentive”). In the event that a Loss Mitigation effort by Subservicer is ineligible for a Loss Mitigation Incentive in whole or in part due to previous Loss Mitigation efforts by Owner/Servicer, Subservicer, or any prior owner, servicer or subservicer, Owner/Servicer shall pay Subservicer an amount equal to any Loss Mitigation Incentive in effect at the time relating to Subservicer’s Loss Mitigation effort. The Owner/Servicer shall pay to Subservicer the applicable Loss Mitigation Success Fees set forth on the Pricing Schedule for (i) all Loss Mitigation efforts on Non-Agency Loans, and (ii) all Loss Mitigation efforts on Agency Loans for which the applicable Agency does not offer a Loss Mitigation Incentive.
(b)    Notwithstanding anything to the contrary contained herein, if at the end of any calendar month, the amount of unreimbursed Servicing Advances, Monthly Advances, unreimbursed Pass-Through Expenses, accrued and unpaid Subservicing Fees and other amounts due on the Pricing Schedule exceed the amount available from the Custodial Accounts pursuant to Section 5.06 and the Funding Reserve Account pursuant to Section 5.28, and any other payments, funding or reimbursements by Owner/Servicer prior to the end of the calendar month, the Subservicer shall so notify the Owner/Servicer and the Owner/Servicer shall remit the total amount of such shortfall, other than any amounts subject to a good faith dispute, to the Subservicer within five (5) Business Days of receipt of such notice.
(c)    Any costs incurred by the Subservicer pursuant to requests for additional services by the Owner/Servicer for services in addition to those set forth herein shall be billed to the Owner/Servicer in accordance with the applicable SOW submitted for such additional services and promptly paid by the Owner/Servicer upon receipt of billing.
(d)    The Subservicer shall maintain complete and accurate records of, and supporting documentation for, the amounts invoiced and billable to and payments made by the Owner/Servicer under this Agreement and shall make such documentation available to the Owner/Servicer promptly upon the Owner/Servicer’s request.
(e)    The payment and reimbursement provisions contained in this Agreement shall survive the termination of this Agreement.
Section 5.23.    Notification of Adjustments.
The Subservicer shall make interest rate adjustments for each Adjustable-Rate Mortgage Loan in compliance with the requirements of the related Mortgage, Mortgage Note and Applicable Law. The Subservicer shall execute and deliver the notices required by each Mortgage, Mortgage Note and Applicable Law regarding interest rate adjustments. Upon the discovery by the Subservicer or an Investor that the Subservicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage, Mortgage Note or Applicable Law, the Subservicer shall promptly deposit in the applicable Custodial Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor.
Section 5.24.    Inspections; Restoration of Mortgaged Property.
(a)    With respect to Non-Agency Loans, the Subservicer shall inspect the Mortgaged Property as often deemed necessary by the Subservicer in accordance with Accepted Servicing Practices or as may be required by the Owner/Servicer, in each case, to assure itself that the value of the Mortgaged Property is being preserved. The Subservicer shall keep a written report of each such inspection and shall provide a copy of such inspection to the Owner/Servicer upon the request of the Owner/Servicer. With respect to Agency Loans, the Subservicer shall inspect the Mortgaged Property in accordance with Applicable Law and Agency Requirements.
(b)    With respect to Non-Agency Loans, the Subservicer need not obtain the approval of the Owner/Servicer prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. The Subservicer shall comply with the following conditions in connection with any release of Insurance Proceeds or Condemnation Proceeds in excess of ten thousand dollars ($10,000), as applicable:
(i)    the Subservicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;
(ii)    the Subservicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;
(iii)    the Subservicer shall verify that the Mortgage Loan is not in default; and
(iv)    pending repairs or restoration, the Subservicer shall place the Insurance Proceeds or Condemnation Proceeds in the applicable Escrow Account.
(c)    If the Owner/Servicer is named as an additional loss payee, the Subservicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner/Servicer.
Section 5.25.    Non-Solicitation; Marketing.
(a)    Except as otherwise provided in this Section 5.25, The Subservicer shall not directly solicit, or cause or permit the solicitation of, the Mortgagors to refinance or prepay the Mortgage Loans, any other mortgage financing, for accident, health, life, property and casualty insurance, or for any other products or services, except for products or processes that facilitate normal servicing activities, such as “phonepay” or automatic payment plans, without the Owner/Servicer’s prior written consent.
(b)    In addition to any direct solicitation that may be permitted under Section 5.25(a) above, the Subservicer may also engage in (i) advertising campaigns directed to the general public, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements; or (ii) solicitations for financial services to any Mortgagor with whom the Subservicer or an affiliate has an existing customer relationship, unrelated to the Mortgage Loan.
(c)    Subservicer shall refer to Owner/Servicer Mortgagors who make inquiries regarding refinancing of a Mortgage Loan, or for a purchase money mortgage loan or refinancing of any other mortgage loan, by providing Owner/Servicer’s phone number and transferring such Mortgagor to Owner/Servicer’s phone system, and taking such other actions as agreed by the Parties. The Owner/Servicer may request that Mortgagors be “warm transferred” directly from a Subservicer representative to an Owner/Servicer representative subject to Owner/Servicer’s payment of the Solicitation Transfer Fee set forth on the Pricing Schedule. Further, the Subservicer shall deliver to the Owner/Servicer the Subservicer’s standard daily report showing payoff requests received during the preceding day.
(d)    The Subservicer may, subject to the Owner/Servicer’s prior written consent, market and advertise other products and services to the Mortgagors and solicit Mortgagors with respect to such other products and services in accordance with Applicable Law. Unless otherwise agreed by the Parties in writing, the Subservicer shall retain any commission or other income resulting from such marketing, advertising and solicitations.
Section 5.26.    EBO Loans.
(a)    The Subservicer shall reasonably cooperate with the Owner/Servicer with respect to the Owner/Servicer’s rights and obligations to conduct buyouts of Mortgage Loans out of related Ginnie Mae mortgage-backed securities pursuant to the Ginnie Mae Guide, and provide such information as is reasonably requested by the Owner/Servicer for such early buyout process. Following the early buyout of any such Mortgage Loan, the Subservicer shall continue to subservice the EBO Loan in accordance with Accepted Servicing Practices and the terms of this Agreement.
(b)    With respect to Mortgage Loans required to be, or eligible for, early buyouts for reason of length of delinquency, the Subservicer shall conduct a final reconciliation and initiate the buyout transaction as follows: on the first (1st) Business Day of the month, the Subservicer shall: (A) confirm that the Mortgage Loans included on the Owner/Servicer’s confirmation report remain eligible for early buyout from the pool; and (B) process the buyout transaction. On the first (1st) Business Day of the month (or as otherwise mutually agreed by the Parties), the Owner/Servicer shall deposit into the account designated by the Subservicer the total principal and interest due for the buyout transaction for such Mortgage Loans confirmed by the Owner/Servicer for early buyout. The Subservicer shall reasonably cooperate with Owner/Servicer in processing the early buyout transaction.
(c)    With respect to Mortgage Loans eligible for early buyouts for reason other than length of delinquency (for instance, to complete a loan modification or foreclosure sale in accordance with this Agreement and applicable Agency Requirements), the Owner/Servicer and the Subservicer shall agree to a process for administering early buyouts with respect to such Mortgage Loans.
Section 5.27.    Establishment of and Deposits to Funding Reserve Account.
(a)    Upon execution of this Agreement, Owner/Servicer shall deposit $500,000 into the Funding Reserve Account by wire transfer in immediately available funds (the “Reserve Amount”). The Parties may revise the Reserve Amount from time to time upon mutual agreement to accommodate operational needs and feasibility. In the case of an agreed increase, the Owner/Servicer shall, within two (2) Business Days of such mutual agreement, deposit into the Funding Reserve Account amounts sufficient to fund the Funding Reserve Account to the agreed revised Reserve Amount. In the case of an agreed decrease, the Subservicer shall, within two (2) Business Days of such mutual agreement, wire from the Funding Reserve Account to the Owner/Servicer amounts sufficient to reduce the Funding Reserve Account to the agreed revised Reserve Amount. To the extent Subservicer reasonably determines that available amounts in the Custodial Account or Funding Reserve Account will not be adequate to fund expected Monthly Advances, Servicing Advances, Compensating Interest payments, buyouts of EBO Loans or other repurchases of Mortgage Loans, the Owner/Servicer shall within two (2) Business Days of receipt of the Subservicer’s request and supporting documentation deposit into the Funding Reserve Account amounts sufficient to fund the expected shortfall. The Funding Reserve Account shall be established and maintained by the Subservicer in an Eligible Account titled substantially in the form of “ServiceMac, LLC, as subservicer for the benefit of Home Point Financial Corporation or its successors”. The Subservicer shall maintain records of all deposits into and withdrawals from the Funding Reserve Account. Any deposit into the Funding Reserve Account by the Owner/Servicer, or transfer of funds from the Subservicer from the Funding Reserve Account to Owner/Servicer in accordance with this Section 5.27, shall be in the form of a wire transfer in immediately available funds.
(b)    Funds deposited into the Funding Reserve Account may be drawn on by the Subservicer in accordance with Section 5.28. If not directly deposited to the Funding Reserve Account, the Subservicer shall deposit in the Funding Reserve Account within one (1) Business Day of the Subservicer’s receipt, and retain therein subject to withdrawal pursuant to Section 5.28, all amounts designated for deposit therein.
(c)    The foregoing requirements for deposit into the Funding Reserve Account shall be exclusive. Any interest or other economic benefit paid by the depository institution on Owner/Servicer’s funds deposited in the Funding Reserve Account shall accrue to the benefit of the Owner/Servicer and/or the Subservicer as set forth in the Pricing Schedule. The Subservicer shall be entitled to retain and withdraw any such interest or benefit to which it is entitled (where applicable) from the Funding Reserve Account pursuant to Section 5.28.
Section 5.28.    Permitted Withdrawals from Funding Reserve Account.
(a)    The Subservicer shall, from time to time, but subject to the other provisions of this Agreement requiring the use of other funding sources prior to the use of funds from the Funding Reserve Account, withdraw funds from the Funding Reserve Account for the following purposes:
(i)    to make Monthly Advances and Compensating Interest payments consistent with Agency Requirements and this Agreement to the extent funds not otherwise available in the Custodial Account, subject to Agency Requirements;
(ii)    to make Servicing Advances in accordance with this Agreement;
(iii)    to purchase on behalf of Owner/Servicer EBO Loans or Mortgage Loan required by an Investor to be repurchased if directed to do so by the Owner/Servicer, and to use the Funding Reserve Account for such purposes;
(iv)    to reimburse the Subservicer for any Monthly Advances, Pass-Through Expenses, unpaid Subservicing Fees, Ancillary Fees, Servicing Advances, Compensating Interest payments or the purchase price of any EBO or other Mortgage Loan to the extent funded from the Subservicer’s own funds;

(v)    to reimburse the Subservicer for any Cost of Carry Fees permitted hereunder;
(vi)    to remit funds to the Owner/Servicer at its direction in the event such funds are in excess of amounts necessary to fund the amounts anticipated to be funded from the Funding Reserve Account;
(vii)    to transfer funds in accordance with Section 5.10;
(viii)    to withdraw funds deposited in error and any interest or benefit earned on funds deposited in the Funding Reserve Account to the extent the Subservicer is entitled to such interest or benefit pursuant to the Pricing Schedule; and
(ix)    to clear and terminate the Funding Reserve Account upon the termination of this Agreement.
(b)    The Subservicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Funding Reserve Account.
Section 5.29.    Credit Reporting.
For each Mortgage Loan, the Subservicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC, Experian Information Solution, Inc., and Innovis Data Solutions, Inc., on a monthly basis. The Subservicer shall take all actions consistent with Accepted Servicing Practices to promptly reverse any inaccurate information provided to the credit repositories identified above.
Section 5.30.    Electronic Mortgages.
The Parties agree to cooperate in good faith to service any Electronic Mortgages in accordance with Accepted Servicing Practices. The Owner/Servicer acknowledges and agrees that the foregoing may require it, as master servicer of the Electronic Mortgages to assume additional servicing obligations to the extent such obligations cannot be performed by the Subservicer pursuant to Accepted Servicing Practices.
Section 5.31.    Interim Servicing.
(a)    From time to time, the Owner/Servicer may request that the Subservicer perform short-term interim servicing of certain Mortgage Loans (“Interim Serviced Loans”) during the Interim Servicing Period (as defined below). The Subservicer agrees to provide such interim servicing in a reasonable manner in accordance with Subservicer’s standard policies, procedures, and practices, subject to all Accepted Servicing Practices in exchange for the fee specified on the Pricing Schedule. The “Interim Servicing Period” for an Interim Serviced Loan shall be the period of time beginning on the applicable Servicing Transfer Date and ending on the date that is the earlier of (a) the date that the Interim Serviced Loan service transfers to any Person other than the Subservicer, (b) the date that the Owner/Servicer notifies the Subservicer in writing that the Owner/Servicer shall retain the Interim Serviced Loan, or (c) the date that is first Business Day of the fourth (4th) calendar month following the calendar month in which the applicable Servicing Transfer Date occurred. If the Interim Servicing Period terminates pursuant to clause (b) or (c) of this Section 5.31(a), then following the end of the Interim Servicing Period (i) the

Interim Serviced Loan shall be a Mortgage Loan for all purposes under this Agreement, (ii) the Subservicer shall service the Mortgage Loan in accordance with this Agreement, and (iii) all standard Subservicing Fees set forth in this Agreement and the Pricing Schedule shall apply. Interim Serviced Loans transferred to any Person other than the Subservicer at the end of the Interim Servicing Period shall be subject to the deboarding fee for Interim Serviced Loans as set forth on the Pricing Schedule. Any customization to Subservicer’s standard service release data file must be documented in a mutually agreed Statement of Work pursuant to Section 2.07 above, which may include additional fees and costs payable by the Owner/Servicer.
(b)    Within three (3) Business Days of any Interim Serviced Loans releasing the Subservicer’s system all related principal, interest, and escrow funds will be remitted back to the Owner/Servicer. The Subservicer shall not be responsible for making remittances directly to purchaser of the Interim Serviced Loans.
Section 5.32.    Agency and Investor Reports.
The Subservicer shall file any and all reports that are compiled in the normal course of its business of subservicing Mortgage Loans, including those required to be filed by Agency Requirements and Investor Guidelines (unless the applicable Agency Requirements or Investor Guidelines require the Owner/Servicer to file the applicable report directly). Notwithstanding the foregoing, the Owner/Servicer shall be responsible for completing and submitting all reporting required under Applicable Law with respect to the Mortgage Loans and the servicing thereof, such as NMLS and other similar state call report filings, reports regarding the ownership of the Servicing Rights, and reports related to the Owner/Servicer’s licensing; except that Subservicer shall be responsible for day-to-day reporting requirements related to the servicing of the Mortgage Loans that are required of servicers or subservicers under Agency Requirements and Investor Guidelines to be completed by the Servicing Rights owner, and delegation to the Subservicer is not permitted under such Agency Requirements or Investor Guidelines. The Subservicer agrees to make available to the Owner/Servicer any information reasonably required to complete reports that remain the responsibility of Owner/Servicer hereunder.
Section 5.33.    Litigation.
(a)    The Subservicer shall notify the Owner/Servicer of any litigation arising with respect to any Mortgage Loan of which the Subservicer becomes aware, other than litigation arising in the ordinary course of servicing (e.g., contested foreclosures and Mortgagor bankruptcies). Except as otherwise provided in this Section 5.33, any such litigation relating to the Subservicer’s servicing of any Mortgage Loan (“Litigation”), other than litigation between or among the Owner/Servicer or any of its affiliates, on the one hand, and the Subservicer and any of its affiliates, on the other hand shall be managed by the Subservicer on behalf of the Owner/Servicer at the Owner/Servicer’s cost and expense, unless Subservicer is obligated to indemnify Owner/Servicer for such cost and expense in accordance with Section 7.01(a), and without limiting possible recovery of such costs and expenses as Servicing Advances funded by Owner/Servicer from an Agency, Investor or Mortgagor, as applicable. The Subservicer shall cooperate in good faith with any reasonable requests or instructions from the Owner/Servicer regarding such Litigation. All Litigation managed by the Subservicer pursuant to this Agreement shall be managed in accordance with Applicable Law, Agency Requirements and Investor Guidelines, including seeking any required Investor or Agency approvals and fulfilling all reporting requirements with respect to non-routine Litigation. Subject to the preceding provisions of this Section 5.33(a), the Owner/Servicer shall reimburse the Subservicer, as a Pass-Through Expense, for any out-of-pocket costs payable to third parties that Subservicer incurs in connection with any Litigation managed by Subservicer in accordance with this Section 5.33, which, in Subservicer’s reasonable judgment, are reasonable and necessary. In the event that the

Subservicer requires the direct involvement of the Owner/Servicer with respect to any Litigation for settlement authority, corporate information, or otherwise, the Subservicer shall engage the Owner/Servicer in a timely manner and provide such information regarding the matter as is necessary for the Owner/Servicer to thoroughly evaluate the request and make an informed decision thereon by the time such information is needed from the Owner/Servicer. The Subservicer shall not, without the prior written consent of the Owner/Servicer, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim (i) against the Owner/Servicer arising out of or relating to any Litigation, or (ii) requires a payment or reimbursement for which Owner/Servicer would be liable or responsible, whether pursuant to the indemnification obligations of Owner/Servicer, as Servicing Advances or Pass-Through Expenses or otherwise.
(b)    The Owner/Servicer may elect, by written notice to the Subservicer, to manage and administer Litigation on behalf of itself and any of its affiliates. If the Subservicer is also named in such Litigation, the Subservicer has the right to fully participate in the Litigation defense on its own behalf. Any potential settlement that imposes liability or any obligation on the Subservicer shall be subject to the Subservicer’s prior written approval. The Subservicer shall not, without the prior written consent of the Owner/Servicer, settle or compromise any claim against the Owner/Servicer arising out of or relating to any Litigation.
(c)    The Subservicer shall provide (i) ongoing monthly reports regarding the status of Litigation managed by the Subservicer and associated costs and expenses, and (ii) at the Owner/Servicer’s request, copies of all notices, correspondence, subpoenas and other items regarding any such Litigation or potential Litigation related to any Mortgage Loan.
Section 5.34.    Repurchase Requests
(a)    In the event the Subservicer receives a Repurchase Request directly from an Investor, or a repurchase is otherwise required pursuant to the terms of the applicable Agency Requirements, the Subservicer shall notify the Owner/Servicer within five (5) Business Days of receipt of such Repurchase Request and provide the Owner/Servicer with such information reasonably requested by the Owner/Servicer relating to such Repurchase Request. The Subservicer shall further cooperate with and assist the Owner/Servicer in reviewing and responding to such Repurchase Request, and the Owner/Servicer may take such actions it deems necessary and appropriate to rebut, appeal or otherwise respond any such Repurchase Request. The Subservicer shall not agree to repurchase any Mortgage Loan subject to any Repurchase Request without the prior written consent of the Owner/Servicer.
(b)    In the event the Owner/Servicer requests an originator to repurchase such Mortgage Loan and/or the Servicing Rights to such Mortgage Loan, the Subservicer agrees to cooperate with the Owner/Servicer to provide the Owner/Servicer with reasonably requested information relating to such request.
(c)    If the Mortgage Loan is to be repurchased, the Subservicer shall calculate, at the Owner/Servicer’s request and on the Owner/Servicer’s behalf, amounts required to repurchase the Mortgage Loan and the Owner/Servicer shall wire such amount to the Subservicer no later than two (2) Business Days prior to the date such amount is to be remitted for such Repurchase Request.
Section 5.35.    Complaints.
(a)    The Subservicer shall, in accordance with Applicable Law, Agency Requirements and Investor Guidelines, acknowledge and respond to all written complaints, qualified written requests, written requests for information and other written requests and correspondence initially received by the Subservicer regarding the Mortgage Loans. Subservicer will track complaints and inquiries related to its duties hereunder or any of the Mortgage Loans in a database. Subservicer will provide Owner/Servicer with a report of all such complaints and inquiries on a monthly basis, in a form and with content mutually agreed upon by Owner/Servicer and Subservicer. The Subservicer shall make copies of all such complaints, requests, acknowledgements, and responses electronically available to the Owner/Servicer.
(b)    Subservicer shall inform Owner/Servicer of all Escalated Complaints, as described below, by providing Owner/Servicer a notification on each Business Day listing all complaints received since the previous notification. The Subservicer will make copies of all written and verbal Escalated Complaints available to the Owner/Servicer via the Subservicer’s document management system. Subservicer shall provide Owner/Servicer a draft response to each Escalated Complaint as soon as practicable, taking into account the relative risk associated with such Escalated Complaints and the need for Owner/Servicer input in the response, but in no event less than two (2) Business Days prior to the deadline for delivery of such response as determined in accordance with the Subservicer’s internal policies and procedures and in compliance with Applicable Law, and responses to Escalated Complaints are subject to the approval of Owner/Servicer. “Escalated Complaints” shall mean:
(i)    Complaints and inquiries related to fair lending, equal credit opportunity or discrimination issues, wrongful foreclosure or eviction, foreclosure attorney conduct, or alleging a failure to comply with Applicable Law, but not including complaints or inquiries from third party foreclosure agencies;
(ii)    Complaints and inquiries from regulatory agencies or the Better Business Bureau relating to a Mortgagor or a Mortgage Loan;
(iii)    Complaints and inquiries from community groups or attorneys related to fair lending, equal credit opportunity or discrimination issues, or alleging a failure to comply with Applicable Law and which relate to a Mortgagor or a Mortgage Loan;
(iv)    Complaints and inquiries communicated to the President or officers or senior executives of Subservicer or Owner/Servicer relating to a Mortgagor, or a Mortgage Loan; and
(v)    Other categories of complaints or inquiries as may be agreed by the Parties.
(c)    Where applicable, Owner/Servicer shall provide Subservicer with input to response letters, provided, however, that this provision shall not be construed to require Subservicer to provide notice of any complaints or inquiries other than as otherwise provided in this Agreement. In addition, any responses to Escalated Complaints and complaints and inquiries from regulatory agencies with authority over Owner/Servicer or Subservicer shall be subject to the prior review and approval of Owner/Servicer.
(d)    The Owner/Servicer shall be responsible for acknowledging and responding to any written complaints, qualified written requests, written requests for information and other written requests and correspondence received by the Owner/Servicer, provided, however, that if such written complaints, qualified written requests, written requests for information and other written requests and correspondence relate to the servicing by Subservicer, Owner/Servicer may forward them to Subservicer to be handled in accordance with the preceding provisions of this Section 5.35. The Subservicer otherwise shall reasonably cooperate to provide information requested by the Owner/Servicer as needed for the Owner/Servicer to respond to such complaints, requests, and correspondence.
(e)    Subservicer and Owner/Servicer shall each designate to the other a point of contact for the purpose of providing the exchange of notices and information between the Parties related to the matters addressed in this Section 5.35.
(f)    The Parties acknowledge and agree that the process for handling complaints is subject to ongoing development, and will discuss in good faith any changes in processes proposed by the Owner/Servicer. Upon any changes in process agreed to in writing by the Parties, each Party shall comply with such revised processes.
Section 5.36.    Annual Certifications, Attestations and Reports
(a)    On or before March 1st of each calendar year, commencing in 2023, the Subservicer shall deliver to the Owner/Servicer a statement of compliance addressed to the Owner/Servicer and signed by an authorized officer of the Subservicer, to the effect that (i) a review of the Subservicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Subservicer has fulfilled all of its obligations under this Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.
(b)    by March 31st of each year, the Subservicer shall deliver to Owner/Servicer the Subservicer’s audited financial statements for the related fiscal year. All financial statements and reports shall be prepared in accordance with United States generally accepted accounting principles, applied on a consistent basis.
(c)    Subservicer shall cause a certified public accountant selected and employed by it to provide Owner/Servicer not later than ninety (90) days after the close of Subservicer’s fiscal year, or as otherwise agreed by the Parties, with a certified statement of Subservicer’s financial condition as of the close of its fiscal year, and a report in accordance with the Uniform Single Attestation Program.
(d)    The Subservicer shall, at no charge to Owner/Servicer, furnish to the Owner/Servicer (i)  no later than March 31, 2022, a copy of the Subservicer’s SOC 1 Type I report for the 2021 calendar year, (ii) no later than the first Business Day of each year beginning on the first Business Day of 2023 a copy of the Subservicer’s SOC 1 Type II and SOC 2 Type II report for the first nine or ten months of the preceding calendar year, and (iii) no later than March 31st of each year beginning on March 31, 2023, a “bridge letter” related to such reporting for the remainder of the preceding calendar year.
(e)    Subservicer shall deliver any other attestations, certifications and reports as required of a subservicer pursuant to Applicable Law or Investor Guidelines, prior to the due dates provided under Applicable Law or Investor Guidelines to enable Owner/Servicer to comply with related Applicable Law or Investor Guidelines, provided attestations, certificates and reports required in connection with Investor Guidelines of with non-Agency Investors shall only be provided if agreed to by Subservicer, and at Owner/Servicer’s cost and expense.
Section 5.37.    Quality Control

(a)    The Subservicer shall maintain an internal quality control program that reviews, on a regular basis, targeted to be monthly, but in all events in compliance and conformity to all Agency Requirements and Applicable Law. The program shall include evaluating, testing, and monitoring the overall quality of the Subservicer’s subservicing activities with respect to the Mortgage Loans including collection call programs and services provided by the Subservicer’s Vendors, in accordance with Agency Requirements and Applicable Law. The Subservicer shall provide the Owner/Servicer with notice of any material modifications to the quality control program as promptly as possible and in any event not later than within one (1) calendar month following the implementation of such modification. The Subservicer shall (i) make available to the Owner/Servicer no later than March 31st of each calendar year beginning in 2023, an annual written summary setting forth material findings under such quality control program relevant to the servicing of the Mortgage Loans during the prior year, (ii) following initial calibration period between the Parties, not to exceed three (3) months, provide regular quality control reports to the Owner/Servicer with respect to Subservicer’s regular quality control testing; and (iii) reasonably cooperate with the Owner/Servicer with respect to Owner/Servicer’s regular quality control testing performed on subservicers; provided in each case however, that in no event shall the Subservicer be required to divulge loan level information in connection with the summary results for any mortgage loans or properties, any information exclusively relating to the Subservicer’s other clients or such clients’ assets, or any information subject to confidentiality obligations to a third party that prohibits disclosure to Owner/Servicer, provided that the Subservicer agrees to make commercially reasonably efforts to obtain from the applicable third party, permission to disclose such information. Additionally, upon request, but no more frequently than monthly, Subservicer will facilitate a call between the Owner/Servicer and the Subservicer’s quality control team to discuss the results of certain quality control findings. The Owner/Servicer may contract with independent parties to monitor and ensure the Subservicer’s compliance with this Agreement and all applicable quality control requirements.
(b)    Subservicer and Owner/Servicer shall agree on a mutually acceptable monthly schedule for the Subservicer to provide and the Parties to meet to review Subservicer’s regulatory and investor compliance testing and servicing quality control testing, both overall and specific to Owner/Servicer’s portfolio, and upon such agreement each Party shall comply with such schedule.
Section 5.38.    Notice of Material Events.
Subservicer shall give written notice, including details of the matter covered by such notice, to Owner/Servicer within five (5) days of (a) any material action, suit or proceeding instituted by or against Subservicer in any federal or state court or before any Agency or any other or governmental agency, commission or other regulatory body, related to the Mortgage Loans or Subservicer’s subservicing of the Mortgage Loans, including those involving the method of servicing of residential mortgage loans used in subservicing the Mortgage Loans; (b) any putative class action complaint involving Subservicer’s method of servicing or subservicing residential mortgage loans used in connection with the Mortgage Loans; (c) any material Agency or government investigation involving the Mortgage Loans or Subservicer’s subservicing of the Mortgage Loans, including those involving the method of servicing of residential mortgage loans used in subservicing the Mortgage Loans; (d) written notice of any proceeding from an Agency or any other or governmental agency, commission or other regulatory body with authority over Subservicer relating to a matter that will materially adversely impact Subservicer’s ability to perform its obligations under this Agreement, (e) other action, event, condition of any nature that may, in Subservicer’s reasonable judgment, lead to or result in a material adverse effect upon the Mortgage Loans or Servicing Rights, or Subservicer’s performance under this Agreement, or that would constitute a breach or event of default under this Agreement, or (f) summaries of written reports or findings arising out of any audits, examinations, reviews or investigations by any regulatory body or any Agency containing material adverse or critical findings or determinations pertaining to or affecting the Mortgage Loans, or the Subservicer’s subservicing of the Mortgage Loans, including those involving the method of servicing of residential mortgage loans used in subservicing the Mortgage Loans, including summaries of preliminary findings or determination to the extent specifically referencing any Mortgage Loan, together with a description of the Subservicer’s response to such reports or findings. Notwithstanding the forgoing, Subservicer shall not be obligated to provide any such notice to the extent prohibited by Applicable Law, or that contain privileged information including, without limitation, information pertaining to other Subservicer clients, provided that if such prohibition prevents only portions of the notice which would otherwise be provided, shall provide such portion as is permitted by Applicable Law.
Section 5.39.    Compliance and Fraud Training.
The Subservicer shall conduct training of applicable personnel in compliance matters, including fraud detection, in accordance with Accepted Servicing Practices, and make available to the Owner/Servicer verification of such training upon reasonable request.
Section 5.40.    OFAC Compliance.
The Subservicer shall establish and maintain policies and procedures to comply with all regulations of the Office of Foreign Assets Control (“OFAC”), the Bank Secrecy Act and the USA PATRIOT Act, including, but not limited to, screening and monitoring Mortgagors to confirm that they do not appear on any lists of prohibited persons issued by OFAC and determining whether transactions by or with any such Mortgagors may constitute suspicious activity, such as identity theft, fraud, money laundering, terrorism or terrorist financing, and/or other threats to national security, in each case, to the extent applicable to the Subservicer. On a quarterly basis, Subservicer will check each Mortgagor against the then current list of specially designated nationals, blocked persons and other prohibited persons issued by OFAC. Subservicer shall promptly forward the listing of potential matches to Owner/Servicer to make a final determination of whether an identified Mortgagor is the same as the individual appearing on the OFAC Special Designated Individuals (“SDN”) list. Owner/Servicer shall notify Subservicer of its determination promptly after receipt of Subservicer’s listing and in the event a Mortgagor is determined by Owner/Servicer to be on the OFAC SDN list, Owner/Servicer shall also notify OFAC of its determination.
Section 5.41.    Freddie Mac Requirements.
Without limiting the application of any other provisions of this Agreement regarding the subject matter of this Section 5.41, Subservicer shall (a) comply with the requirements under Section 1302.2 and Section 1302.3 of the Freddie Mac Guide (or successor provisions with similar application), provided the obligations to notify or indemnify Freddie Mac included therein shall be read as obligations to notify and indemnify Owner/Servicer, and (b) refrain from interfering with or impairing any obligations of Owner/Servicer to Freddie Mac under a “Purchase Document” of which any member of “Senior Management” (as such terms are defined in the Freddie Mac Guide) has actual knowledge. Freddie Mac is an express, intended third-party beneficiary of this the rights of Owner/Servicer and obligations of the Subservicer under this Agreement.
ARTICLE VI

CONFIDENTIAL INFORMATION
Section 6.01.    Protection of Confidential Information.

(a)    Each Party recognizes that, in connection with this Agreement, it may receive Confidential Information regarding the other Party. Except as required by Applicable Law, the receiving Party agrees to keep all Confidential Information strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement; provided, that the receiving Party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transactions contemplated in this Agreement and such employees, agents and affiliates are informed of the confidential nature of such information and agree to maintain its confidentiality.
(b)    The Subservicer shall comply with Applicable Law relating to privacy and data security in connection with its performance under this Agreement including, without limitation, the GLBA, including the amendments to the Safeguards Rule under the GLBA approved by the Federal Trade Commission on October 27, 2021, as well as any other Applicable Laws relating to the protection or security of Consumer Information, including California Consumer Privacy Act of 2018 (the “Privacy Laws”). The Subservicer agrees and acknowledges that as to all Consumer Information received or obtained by it with respect to any Mortgagor the Subservicer is prohibited from disclosing or using any such information internally other than to carry out the express provision of this Agreement or any SOW. Notwithstanding the foregoing, the management of Mortgagor requests for disclosure and deletions of personal information collected, in accordance with the California Consumer Privacy Act of 2018, shall be in accordance with written processes agreed to by the Parties, and each Party shall comply with such written processes.
(c)    The Subservicer shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of Confidential Information and Consumer Information which it has possession of or control over, (b) protect against any threats or hazards to the security and integrity of such Confidential Information and Consumer Information, and (c) protect against any unauthorized access to or use of such Confidential Information and Consumer Information.
(d)    The Subservicer shall notify the Owner/Servicer promptly following discovery of any compromise of the security, confidentiality, or integrity of any Confidential Information or Consumer Information. In the event of any actual or suspected compromise of Confidential Information or Consumer Information in the possession or control of Subservicer or any of its Vendors, Subservicer shall:
(i)    Promptly notify Owner/Servicer upon Subservicer’s first confirmation of the compromise;
(ii)    Promptly investigate and determine the extent and cause of any compromise;
(iii)    Confer with Owner/Servicer about proposed corrective actions to be taken and comply with Owner/Servicer’s reasonable requests for corrective action;
(iv)    Cooperate fully with Owner/Servicer’s customers, or other affected individuals, as to the facts and circumstances of the compromise and cooperate fully with all government regulatory agencies and law enforcement agencies;
(v)    Prepare and deliver timely reports to Owner/Servicer regarding the extent of the compromise, identification of affected customers and other individuals, and the corrective actions taken; and

(vi)    Notify any insurers providing coverage which may be applicable to the compromise in a timely manner and cooperate in obtaining coverage for any financial losses to Owner/Servicer, subject to the liability limitations in this Agreement.
(e)    Except as required by any applicable law or regulation, Subservicer agrees that it will not inform any third party, with the exception of Subservicer’s attorneys, regulators, insurers, or the like, of any compromise without prior consultation with and written consent from Owner/Servicer, which will not be unreasonably withheld. The Subservicer shall provide prompt follow-up written notifications to the Owner/Servicer in accordance with Section 10.05.
(f)    Under no circumstances will the Subservicer or any of its Vendors allow any Confidential Information or Consumer Information (whether electronically or in hard copy format) to be stored in, or transmitted to any location outside the United States of America without the prior written consent of the Owner/Servicer. Any Confidential Information or Consumer Information accessed from any location outside the United States of America shall be handled using encryption consistent with Accepted Servicing Practices and generally accepted technology industry standards. In the event that the Subservicer permits any of its personnel to store or access Confidential Information or Consumer Information on a laptop computer, telephone, tablet or other portable device, such Consumer Information must be encrypted in accordance with Accepted Servicing Practices and generally accepted technology industry standards.
Section 6.02.    Privacy.
(a)    Each Party agrees to provide to the other on a timely basis, any Mortgagor request that Consumer Information or other nonpublic personal information not be shared. The Subservicer acknowledges that it has an ongoing responsibility to comply with Privacy Laws, including but not limited to, the Gramm-Leach-Bliley Act and regulations issued pursuant thereto (12 CFR Part 1016) and the Subservicer will implement and maintain an information security program as required by such regulations.
(b)    Each Party shall, in accordance with Applicable Law, deliver to the Mortgagors, and track delivery of, such privacy policies and notices as may be required of such Party under any Applicable Law. Notwithstanding the foregoing, if the parties agree that the Subservicer will deliver any such privacy policies and notices on behalf of the Owner/Servicer, then (i) the Owner/Servicer shall be responsible for drafting such policy and notice, and (ii) all costs associated with preparing, printing, and mailing the same shall be payable by the Owner/Servicer as a Pass-Through Expense.
ARTICLE VII

INDEMNIFICATION
Section 7.01.    Indemnification; Third Party Claims.
(a)    Subject to Section 7.02, the Subservicer shall indemnify the Owner/Servicer and each of its directors, officers, employees, parent companies, subsidiaries, and agents and hold the Owner/Servicer and each such Person harmless against any and all Losses that each such party may sustain in any way related to (i) a breach of a representation or warranty of the Subservicer set forth in this Agreement or (ii) the failure of the Subservicer to perform its obligations under this Agreement in accordance with this Agreement.

(b)    The Owner/Servicer shall indemnify the Subservicer and each of its officers, directors, employees, parent companies, subsidiaries, and agents and hold the Subservicer and each such Person harmless against any and all Losses that each such party may sustain in any way related to or arising out of the Subservicer’s administration and servicing of the Mortgage Loans in accordance with the terms of this Agreement, including, without limitation: (i) a breach of a representation or warranty of the Owner/Servicer set forth in this Agreement, (ii) any action or omission with respect to the origination or servicing of a Mortgage Loan prior to the related Servicing Transfer Date, (iii) any action or omission of any originator or Prior Servicer in relation to the origination or servicing of the Mortgage Loans occurring prior to or after the related Servicing Transfer Date, (iv) any failure of the Owner/Servicer to provide the Subservicer with any data, documents or other information required to be delivered to the Subservicer or otherwise necessary to service the Mortgage Loans in accordance with this Agreement, (v) any action taken, or not taken, by the Subservicer in accordance with this Agreement or at the express written direction of the Owner/Servicer, or (vi) any claim that the Subservicer’s use of the Owner/Servicer’s logo, letterhead, service marks and trademarks, website domains, or other intellectual property in accordance with this Agreement infringes any trademark or other intellectual property right, in each case other than Losses sustained due to the Subservicer’s gross negligence, willful misconduct or bad faith, a breach of a representation or warranty of the Subservicer set forth in this Agreement or the failure of the Subservicer to perform its obligations under this Agreement in accordance with this Agreement. The Subservicer shall use commercially reasonably efforts to notify Owner/Servicer upon receiving actual knowledge of any facts or circumstances described in clauses (ii), (iii), or (iv) which could reasonably be expected to give rise to indemnifiable Losses pursuant to this Section 7.01(b).
(c)    Promptly after receipt by an indemnified party under Section 7.01 of notice of the commencement of any third-party action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 7.01, notify the indemnifying party in writing of the commencement thereof. In case any such third-party action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it elects by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, provided such defense is reasonable and provided the indemnified party determines there is no conflict of interest raised by such assumption of the defense. Upon receipt of notice from the indemnifying party to such indemnified party of indemnifying party’s election to so assume the defense of such action the indemnifying party will not be liable to such indemnified party for further expenses incurred by the indemnified party in connection with the defense thereof that did not need to be expended due to the assumption of the defense, unless the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. The indemnifying party shall reimburse the indemnified party as amounts are incurred and reasonable documentation supporting such indemnification claim has been provided to the indemnifying party. Failure to provide notice shall not excuse the obligation of indemnification except to the extent such failure of notice resulted in material prejudice to the indemnifying party.
(d)    If any Person has made any indemnity payments to any other Person pursuant to Section 7.01 and such other Person thereafter collects any of such amounts related to the indemnity payment from a third party, such other Person will repay such amounts collected.
(e)    The obligations in this Section 7.01 shall apply to both direct and third-party claims and shall survive the termination of this Agreement.
Section 7.02.    Limitation on Liability of the Subservicer and Others.

(a)    The Owner/Servicer shall remain responsible, as between the Owner/Servicer and the Subservicer, for losses related to its investment in the Mortgage Loans or related Servicing Rights. Such losses for which the Owner/Servicer shall remain responsible include, but are not limited to: credit losses, Compensating Interest and pool shortages, ordinary deductions from the calculation of insurance or guaranty benefits by an Agency or insurer (assuming the Subservicer complied with Accepted Servicing Practices and, if applicable, Agency Requirements), special hazard insurance premiums, earthquake losses, losses resulting from the absence or inadequacy of hazard insurance or flood insurance for a Mortgaged Property, foreclosure losses, REO Property losses, VA write-off losses, and losses in connection with the Servicemembers Civil Relief Act, other than to the extent Subservicer would be obligated to indemnify Owner/Servicer for such amounts pursuant to Section 7.01(a). The Owner/Servicer shall be solely responsible for all guaranty fees, credit enhancement fees, custodial fees (and related shipping costs), trustee fees, and costs to record assignments.
(b)    Neither the Subservicer nor any of the officers, employees or agents of the Subservicer shall be under any liability to the Owner/Servicer for any action taken or for refraining from the taking of any action in good faith in connection with the servicing and administration of the Mortgage Loans and REO Properties pursuant to this Agreement, or for errors in judgment, nor shall the Subservicer have any liability that results from Owner/Servicer’s failure to perform any of its obligations hereunder; provided, however, that this provision shall not protect the Subservicer or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with this Agreement or any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of or other failure to comply with the terms and conditions of this Agreement by the Subservicer, Subservicer’s gross negligence. The Subservicer and any officer, employee or agent of the Subservicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Subservicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duty to subservice the Mortgage Loans in accordance with this Agreement and which in its opinion may result in its incurring any expenses or liability; provided, however, that the Subservicer may, with the consent of the Owner/Servicer, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the Parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be reimbursable to the Subservicer as Servicing Advances or Pass-Through Expenses, except when such expenses, costs and liabilities are subject to the Subservicer’s indemnification under Section 7.01.
ARTICLE VIII

DEFAULT
Section 8.01.    Events of Default.
In case one or more of the following Events of Default by the Subservicer shall occur and be continuing, that is to say:
(a)    any failure by the Subservicer to remit to or on behalf of the Owner/Servicer any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Owner/Servicer; or

(b)    failure on the part of the Subservicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Subservicer set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Owner/Servicer; provided, however, that in the case of a failure that cannot be cured within thirty (30) days, the cure period may be extended by the Owner/Servicer, in the Owner/Servicer’s sole discretion, an additional thirty (30) days (with no obligation to extend beyond that timeframe) if the Subservicer can demonstrate to the reasonable satisfaction of the Owner/Servicer that the failure can be cured and the Subservicer is diligently pursuing remedial action. If Subservicer determines that the failure is due to a Vendor’s nonperformance, Subservicer shall be permitted a reasonable amount of time to substitute a new Vendor so long as a temporary remediation and cure is proposed and is satisfactorily deployed no later than the initial thirty (30) days or any extension thereof and is continually remediating any ongoing failure. Any such effort will not be considered an Event of Default; or
(c)    failure by the Subservicer to maintain (and as necessary, obtain) licenses to do business or service residential mortgage loans, in any jurisdiction where the Mortgaged Properties or REO Properties are located, to the extent required under Applicable Law, which failure continues unremedied for a period of sixty (60) days following written notice of such failure received by the Subservicer from a governmental authority of such jurisdiction. For purposes of clarity, if Subservicer is actively mitigating such failure and is providing remediation as soon as practical, and such failure does not materially adversely impact Subservicer’s abilities to perform under this Agreement, then such failure shall not be considered an Event of Default; or
(d)    a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Subservicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
(e)    the Subservicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Subservicer or of or relating to all or substantially all of its property or an attempt by the Subservicer, without the consent of the Owner/Servicer, to sell or otherwise dispose of all or substantially all of its property or assets; or
(f)    the Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or
(g)    the Subservicer shall cease being an approved servicer in good standing with any Agency or a HUD approved mortgagee or any Agency provides a notice of termination to the Subservicer or the Owner/Servicer for failure of the Subservicer to comply with the applicable Agency Requirements which continues unremedied for the applicable cure and appeal period permitted by the related Agency after the date on which such notice of termination shall have been given; or
(h)    any representation or warranty made by the Subservicer shall prove to be untrue or incomplete in any material respect and continues unremedied for a period of forty-five (45) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Owner/Servicer; provided, however, that in the case of a failure that cannot be cured within forty-five (45) days, the cure period may be extended by the Owner/Servicer, in the Owner/Servicer’s sole discretion, an additional forty-five (45) days (with no obligation to extend beyond that timeframe) if Subservicer can demonstrate to the reasonable satisfaction of the Owner/Servicer that the failure can be cured and the Subservicer is diligently pursuing remedial action; or
(i)    Any of the items described in clauses (a)-(h) above that results in a material regulatory fine or penalty to Owner/Servicer that is not promptly and fully reimbursed by Subservicer, provided that the Owner/Servicer promptly notifies the Subservicer when the Owner/Servicer becomes aware that such fines and penalties are reasonably likely to be imposed, and the Subservicer is given the opportunity to dispute and negotiate and such fines or penalties prior to their imposition, subject to and in accordance with the processes in Section 7.01(c);
then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner/Servicer, by notice in writing to the Subservicer may, in addition to whatever rights the Owner/Servicer may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Subservicer as subservicer under this Agreement. On or after the receipt by the Subservicer of such written notice, all authority and power of the Subservicer to subservice the Mortgage Loans under this Agreement shall on the date set forth in such notice pass to and be vested in the successor appointed pursuant to Section 10.02.
Section 8.02.    Waiver of Defaults.
The Owner/Servicer may waive in writing any default by the Subservicer in the performance of its obligations hereunder and its consequences. Upon any such written waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
ARTICLE IX

TERM AND TERMINATION
Section 9.01.    Term.
This Agreement shall remain in effect from the date hereof until terminated in accordance with Section 9.02.
Section 9.02.    Termination.
(a)    The respective rights, obligations and responsibilities of the Parties hereunder (except where the provisions of this Agreement otherwise specify survival), and this Agreement, shall terminate upon the earliest of:
(i)    by the Owner/Servicer, upon the occurrence of an Event of Default as set forth in Section 8.01 (where the Owner/Servicer has exercised its termination rights);
(ii)    by the Subservicer, upon failure of the Owner/Servicer to perform any monetary obligations or to duly observe or perform in any material respect any other of the covenants or agreements on the part of the Owner/Servicer set forth in this Agreement or a breach in any material respect of any representation or warranty made by Owner/Servicer under this Agreement, which continues unremedied for a period of five (5) Business Days in the case of a failure to perform monetary obligations and otherwise for a period of thirty (30) days, in each case after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Owner/Servicer by the Subservicer, and provided that in the case of a failure or breach that cannot be cured within thirty (30) days, the cure period may be extended by the Subservicer, in the Subservicer’s sole discretion, for an additional thirty (30) days (with no obligation to extend beyond that timeframe) if Owner/Servicer can demonstrate to the reasonable satisfaction of the Subservicer that the failure or breach can be cured and the Owner/Servicer is diligently pursuing remedial action;
(iii)    by the Owner/Servicer, without cause at any time by providing one hundred twenty (120) days prior written notice to the Subservicer;
(iv)    by the Subservicer, without cause at any time after the second (2nd) anniversary of this Agreement by providing one hundred and eighty (180) days prior written notice to the Owner/Servicer;
(v)    the distribution to the Owner/Servicer of the final payment or liquidation with respect to the last Mortgage Loan or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder, unless the Owner/Servicer and the Subservicer agree that the Agreement shall survive; or
(vi)    by mutual consent of the Owner/Servicer and the Subservicer in writing.
(b)    In the event this Agreement is terminated with respect to any or all of the Mortgage Loans, the Owner/Servicer shall pay or reimburse the Subservicer for all accrued and unpaid Subservicing Fees, unreimbursed Advances and any other amounts due to Subservicer under this Agreement with respect to such Mortgage Loans. In addition, in the event this Agreement is terminated pursuant to Section 9.02(a)(ii) or (iii), the Owner/Servicer shall pay the Subservicer the applicable Transfer Costs and Deboarding Fees. In the event this Agreement is terminated pursuant to Section 9.02(a)(i) or (iv), the Owner/Servicer shall not be obligated to pay the Subservicer the applicable Transfer Costs and Deboarding Fees.
(c)    Upon written request from the Owner/Servicer in connection with any such termination, the Subservicer shall transfer the servicing with respect to the Mortgage Loans and prepare, execute and deliver, any and all documents and other instruments, place in the Owner/Servicer’s possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination and related transfer of servicing, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, including any transfers on the MERS System, or otherwise, and the costs of such activities shall be a Transfer Cost. The Subservicer agrees to reasonably cooperate with the Owner/Servicer and such successor in effecting the termination of the Subservicer’s responsibilities and rights hereunder as subservicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Subservicer to the applicable Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans, in each case net of any amounts due to the Subservicer under this Agreement, including without limitation unreimbursed Advances and accrued and unpaid Subservicing Fees, to the extent netting is not prohibited by the applicable Investor Guidelines.

Section 9.03.    Termination by an Agency.
The Parties acknowledge that an Agency may have the authority to direct the Owner/Servicer to transfer servicing of any or all of the Mortgage Loans to the Owner/Servicer or another third-party. Any such direction from an Agency shall be deemed a termination of this Agreement with respect to the affected Mortgage Loans. In the event such termination is the result of the Subservicer’s failure to service the Mortgage Loans in accordance with Applicable Law, the termination shall be treated as a termination by the Owner/Servicer in accordance with Section 9.02(a)(i). In the event such termination is unrelated to a failure by the Subservicer to service the Mortgage Loans in accordance with Applicable Law, the termination shall be treated as a termination by the Owner/Servicer without cause.
ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.01.    Limitation on Resignation and Assignment by Subservicer
Subject to Section 5.01(a), the Subservicer may perform certain of its servicing responsibilities through Vendors but shall not thereby be released from any of its responsibilities hereunder, and may not otherwise assign or delegate this Agreement or its obligations under this Agreement without the Owner/Servicer’s prior written consent. Except as set forth in Section 9.02(a), the Subservicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Subservicer and the Owner/Servicer or upon the determination that its duties hereunder are no longer permissible under Applicable Law or Agency Requirements (if applicable) and such incapacity cannot be cured by the Subservicer. No such resignation shall become effective until a successor shall have assumed the Subservicer’s responsibilities and obligations hereunder in the manner provided in Section 10.02.
Section 10.02.    Successor to the Subservicer.
(a)    Simultaneously with the termination of the Subservicer’s responsibilities, duties and liabilities under this Agreement, the Owner/Servicer shall appoint a successor who shall assume all of the responsibilities, duties and liabilities of the Subservicer under this Agreement simultaneously with the termination of the Subservicer’s responsibilities, duties and liabilities under this Agreement, which shall be in accordance with Agency Requirements, if applicable. In connection with such appointment and assumption, the Owner/Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. Notwithstanding anything to the contrary herein, the termination of this Agreement with respect to a Mortgage Loan shall not become effective until a successor servicer or subservicer shall be designated by Owner/Servicer and Subservicer shall have completed its obligations with respect to such termination and transfer of subservicing to such successor, provided that the Owner/Servicer is using its best efforts to locate and retain such successor servicer or subservicer.
(b)    In the event that the Subservicer’s duties, responsibilities and obligations as subservicer under this Agreement should be terminated pursuant to this Agreement, the Subservicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the Owner/Servicer or such successor. The termination of the Subservicer as subservicer pursuant to this Agreement shall in no event relieve either Party of its representations and warranties made in this

Agreement or any obligation to indemnify any Person hereunder with respect to matters accruing prior to the date of such resignation or termination; which in each such instance shall be applicable notwithstanding any such resignation or termination of the Subservicer, or the termination of this Agreement.
(c)    Any termination of the Subservicer as subservicer pursuant to Articles VIII or IX or the termination of this Agreement shall not affect any claims that the Owner/Servicer or the Subservicer may have against the other Party or any remedies with respect to such claims. Notwithstanding any other term of this Agreement to the contrary and in all circumstances under which this Agreement is terminated, but subject to Investor Guidelines and Applicable Law, the Subservicer shall be entitled to offset against deposits in the applicable Custodial Account all unreimbursed Subservicing Fees, Advances and any other cost, fee or expense due to the Subservicer under this Agreement. If amounts in the applicable Custodial Account are not sufficient (or are not permitted under Investor Guidelines or Applicable Law) to reimburse or pay all amounts due to the Subservicer, the Owner/Servicer shall pay any shortfalls to the Subservicer within five (5) Business Days following receipt of documentation evidencing such shortfall.
(d)    If any of the Mortgage Loans are MERS Loans, in connection with the termination or resignation of the Subservicer hereunder, the Subservicer shall, upon the Owner/Servicer’s request, cooperate with the successor servicer in causing MERS to designate on the MERS® System the successor servicer as the servicer of such Mortgage Loan and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor servicer. The cost and expense incurred with the foregoing shall be paid by the Owner/Servicer.
(e)    The Subservicer shall timely deliver to the successor the funds in the Custodial Accounts (subject to the Subservicer’s offset right set forth in this Section 10.02) and the Escrow Accounts and the Servicing Files and related documents and statements held by it hereunder and the Subservicer shall account for all funds. The Subservicer shall prepare, execute and deliver any and all documents and other such instruments, and do or accomplish all other acts or things necessary or appropriate to more fully and definitely vest and confirm in the successor all such responsibilities, duties and obligations of the Subservicer as subservicer, to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, if necessary, and to deliver to the Owner/Servicer (or its designee) all contents of the Mortgage Files in the possession of the Subservicer. The Subservicer shall provide to the Owner/Servicer, upon request, reasonable loan level documentation related to any reimbursements sought pursuant to this Section 10.02.
Section 10.03.    Merger or Consolidation of the Subservicer.
(a)    The Subservicer shall keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware except as permitted herein; and the Subservicer shall obtain and preserve its qualification to do business as a foreign corporation, and all other licenses, qualifications and approvals, in each jurisdiction in which such qualifications, licenses, and approvals are or shall be necessary (a) with respect to Non-Agency Loans, to protect the validity and enforceability of this Agreement or any of the Mortgage Loans, and to enable the Subservicer to perform its duties under this Agreement and (b) with respect to Agency Loans, in accordance with Agency Requirements.
(b)    Any Person into which the Subservicer may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Subservicer shall be a party, or any Person succeeding to the business of the Subservicer, shall be the successor of the Subservicer hereunder, without the execution or filing of any paper or any further act on the part of any of the Parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by the FDIC or a company whose business includes the origination and servicing of mortgage loans, shall be a Fannie Mae and Freddie Mac approved seller/servicer in good standing and a HUD-approved mortgagee in good standing, shall have a net worth of not less than $25,000,000 (determined in accordance with generally accepted account principles that are consistently applied), and shall satisfy any requirements of Section 10.02 with respect to the qualifications of a successor to the Subservicer.
Section 10.04.    Costs.
The Owner/Servicer shall pay all costs of transfer of tax and insurance monitoring, delivery to the Subservicer of all of the Servicing Files and mortgage loan data, custodial transfer fees of the Custodian, all fees and all costs related to preparing, obtaining and delivering such documents as the Owner/Servicer is required to provide. Except as otherwise provided in this Agreement, the Owner/Servicer and the Subservicer shall each bear its own costs and expenses in connection with the transactions contemplated by this Agreement including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses.
Section 10.05.    Notices.
All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other Party at the address as follows:
(i)    if to the Owner/Servicer:
Home Point Financial Corporation
2211 Old Earhart Road
Ann Arbor, Michigan 48105
Attn: [***]
Email: [***]
With a copy to:
Home Point Financial Corporation
2211 Old Earhart Road
Ann Arbor, Michigan 48105
Attn: [***]
Email: [***]
(ii)    if to the Subservicer:
ServiceMac, LLC
9726 Old Bailes Rd., Suite 200
Fort Mill, SC 29707
Attention: [***]
Email: [***]
With a copy to:

ServiceMac, LLC
9726 Old Bailes Rd., Suite 200
Fort Mill, SC 29707
Attention: [***]
Email: [***]
or such other address as may hereafter be furnished to the other Party by like notice. Any such demand notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).
In addition to the foregoing, any request by the Subservicer for the Owner/Servicer’s “prior written consent” or approval pursuant to the terms of this Agreement shall be made by electronic mail at the address set forth above.
Section 10.06.    Severability Clause.
Any part, provision, representation or warranty of this Agreement, which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.
Section 10.07.    Counterparts.
This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signatures and electronically imaged signatures such as .pdf files, which shall, for all purposes hereunder, be deemed effective as original signatures.
Section 10.08.    Governing Law.
This Agreement and any claim, controversy or dispute arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws without regard to the conflict of laws provisions thereof.
Section 10.09.    Waiver of Jury Trial; Venue.
(a)    Each of the Subservicer and the Owner/Servicer hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Subservicer or the Owner/Servicer. This provision is a material inducement for each of the Subservicer and the Owner/Servicer to enter into this Agreement.
(b)    With respect to this Agreement or any claim or action arising hereunder, the Parties (a) irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware, and appellate courts from any thereof, and (b) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 10.10.    Force Majeure.
A Party will not be liable to the other Party for delays or failures in performance of its obligations under this Agreement arising out of or based upon acts of God, strikes, riots, acts of war, terrorism, earthquakes, pandemics, federal, state, or local government mandated shutdowns, and other events beyond its reasonable control (each, a “Force Majeure Event”). A Party excused from performance pursuant to this Section shall give prompt written notice to the other Party, which notice shall include a description of the event, the estimated duration thereof, and such Party’s then current plans with respect to overcoming such event, and shall exercise reasonable efforts, consistent with Accepted Servicing Practices to continue to perform its obligations hereunder and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform, in each case including by implementing its business continuity and disaster recovery plans and policies, as applicable, except that nothing herein shall obligate either Party to settle a strike or labor dispute when it does not wish to do so. During any such period of delay or failure to perform, the Party claiming the benefits of this Section shall keep the other Party reasonably advised as to any changes in such plans and of the progress of its attempts to overcome or remove such delay or failure to perform. The consequences arising from the existence and continuation of a Force Majeure Event shall be deemed not to constitute a breach by either Party of any representation, warranty, covenant, agreement or obligation in this Agreement, as long it complies with its related obligations in this Section.
Section 10.11.    Business Continuity / Disaster Recovery.
The Subservicer shall, at its own expense, maintain throughout the term of this Agreement (i) a business continuity plan and (ii) disaster recovery plan and backup capabilities and facilities in accordance with Accepted Servicing Practices and Applicable Law, in support of the processing and related functions it performs for the Owner/Servicer under this Agreement, that provides for the resumption of its services in the event that a disaster or other unforeseen event disrupts or impairs its provision of services pursuant to this Agreement. Appropriate testing and validation of the Subservicer’s business continuity plan and disaster recovery plan shall occur on at least an annual basis as provided in such plans. The Subservicer shall advise when such tests are completed and shall make available for inspection by the Owner/Servicer upon reasonable request and during normal business hours at the Subservicer’s offices a copy of the Subservicer’s disaster recovery and business continuity plans. The Subservicer shall comply with its a business continuity plan and disaster recovery plan, and shall notify the Owner/Servicer in writing of any event triggering implementation Subservicer’s business continuity plan (if such event is expected to exceed 24 hours) or disaster recovery plan.
Section 10.12.    No Special Damages.

Notwithstanding anything to the contrary in this Agreement, all claims of liability between the Parties shall, regardless of the form or cause of action, be limited to direct damages and in no event shall either Party be liable to the other Party or to any third party for any indirect, incidental, exemplary, special, punitive or consequential damages, including damages attributed to lost profits, loss of goodwill, or business interruption, even if the other Party has been advised of the possibility of such damages; provided, however, that for the avoidance of doubt the Parties acknowledge and agree that the following are not damages restricted by the this Section 10.12: (a) indirect, incidental, exemplary, special, punitive or consequential damages, including damages attributed to lost profits, or loss of goodwill, that a Party is required to pay to a third party, provided that such Party has had the opportunity to participate in the defense, and settlement of the claim giving rise to such damages, or (b) loss of insurance or guaranty coverage under FHA, VA, or RHS insurance or guarantees, provided that the Party that incurred such loss has taken reasonable steps (if possible) to mitigate the extent of the loss with the cooperation of the other Party. Each Party, on behalf of itself and its successors, assigns, and its and their respective officers, directors and employees waives any claim for indirect, incidental, exemplary, special, punitive or consequential damages subject to the exceptions in the prior sentence.
Section 10.13.    Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Subservicer, the Owner/Servicer and the respective successors and permitted assigns of the Subservicer and the Owner/Servicer. Neither Party may assign this Agreement in whole or in part, without the prior written consent of the other Party, except as otherwise permitted in this Agreement. Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the assignor under this Agreement to the extent of the related Mortgage Loans and this Agreement.
Section 10.14.    Waivers.
No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.
Section 10.15.    Exhibits.
The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 10.16.    Further Assurances.
The Subservicer and the Owner/Servicer each agrees to cooperate with and assist the other Party as reasonably requested in connection with such Party’s duties and obligations under this Agreement and in connection therewith, and shall execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate in furtherance thereof or to effectuate the purposes of this Agreement.
Section 10.17.    General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
(c)    references herein to “Articles,” “Sections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Paragraphs and other subdivisions of this Agreement;
(d)    reference to a Section without further reference to a Section is a reference to such Section as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(e)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)    the term “include” or “including” shall mean without limitation by reason of enumeration;
(g)    in any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, the Servicing Transfer Instructions shall control; and
(h)    with respect to Agency Loans, in the event of any conflict between the terms of this Agreement and Agency Requirements, Agency Requirements shall control.
Section 10.18.    Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents to be delivered in connection with the Servicing Transfer Date, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 10.19.    Third-Party Beneficiary.
Except as provided in Section 5.41, no Person shall be considered a third-party beneficiary of this Agreement.
Section 10.20.    Counterpart Execution.
This Agreement may be executed in multiple counterparts, each of which when conformed, shall constitute one and the same document. This Agreement may be executed and delivered by electronically imaged or facsimile signatures, which shall, for all purposes hereunder, be deemed effective as original signatures.
Section 10.21.    Financing.

The Subservicer acknowledges that the Owner/Servicer is a party to, and may enter into one or more additional, financing facilities under which it finances Mortgage Loans, Servicing Rights, or Advances, and the Subservicer agrees to reasonably cooperate with Owner/Servicer’s requests with respect to such financing facilities, or potential financing facilities. The Subservicer acknowledges and agrees that the Owner/Servicer may disclose this Agreement to any Persons as necessary in connection with any such financing facilities or potential financing facilities, provided such Persons are bound by reasonable and customary requirements to maintain the confidentiality thereof. Prior to entering into such additional financing facilities, the Owner/Servicer shall notify the Subservicer of any additional obligations expected to be performed by the Subservicer or changes to the Subservicer’s processes that may be requested. The Owner/Servicer and the Subservicer will discuss in good faith whether the Subservicer is willing and able to accept such additional obligations or process changes, and any such obligations or changes shall be documented in a SOW in accordance with Section 2.07 of this Agreement, an amendment to this Agreement, or other written agreement (including a side letter as requested by the provider of such financing facilities), as applicable, if requested by either Party. The Owner/Servicer acknowledges and agrees that it may be responsible for additional fees and costs associated with such obligations or changes, and any such fees and costs shall be documented in the SOW, amendment, or other written agreement (including a side letter as requested by the provider of such financing facilities), as applicable.
Section 10.22.    Announcements.
Without limiting the application of Section 10.21, no Party shall issue any press release or otherwise make any public filings, statements, or disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated hereby, except: (i) with the prior written consent of the other Party; (ii) to the extent required by Applicable Law, including but not limited to filings with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and/or the Securities Act of 1933, as amended, or the rules of any securities exchange on which either Party’s or its affiliates’ securities are traded (in which case the Party issuing such press release or making such public filing, statement, or disclosure shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other Party reasonable time to comment on such release, filing, statement, or disclosure in advance of its issuance and will consider in good faith the advice of such other Party with respect thereto); or (iii) for announcements by either Party from time to time to their respective employees, customers, suppliers, and other business relations and otherwise as they may reasonably determine is necessary (including to comply with Applicable Law, or this Agreement and the transactions contemplated hereby), provided that the other Party has been provided an opportunity to review and approve such announcements (which approval shall not be unreasonably conditioned, withheld, or delayed). Notwithstanding anything to the contrary set forth herein, the Owner/Servicer shall be permitted to issue a press release on or about the date of this Agreement and on or about the Servicing Transfer Date; provided that the Owner/Servicer shall allow the Subservicer reasonable time to review each such release in advance of its issuance, and the content of any such release must be mutually acceptable to the Owner/Servicer and the Subservicer, provided, however, that Owner/Servicer shall in any event be permitted to issue a press release with content it reasonably determines is required for compliance with Applicable Law in the event that the Subservicer unreasonably withholds or delays its consent to such press release.
[Signatures appear on the following page]

IN WITNESS WHEREOF, the Subservicer and the Owner/Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

HOME POINT FINANCIAL CORPORATION, as Owner/Servicer By:/s/ Perry Hilzendeger Name: Perry Hilzendeger Title: Executive Managing Director – President of Servicing

SERVICEMAC, LLC, as Subservicer By:/s/ Eric Sadow Name: Eric Sadow Title: EVP, General Counsel

[Signature Page to Subservicing Agreement]